As filed with the Securities and Exchange Commission on August 27, 2004
Registration No. 333-118599

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	TelePlus Enterprises, Inc.	98-0045023
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Marius Silvasan
465 St. Jean, Suite 601		465 St. Jean, Suite 601
Montreal, Quebec		Montreal, Quebec
CANADA H2Y 2R6		CANADA H2Y 2R6
(514) 344-0778	7389	(514) 344-0778
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)

Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Christopher K. Davies, Esq. Kirkpatrick & Lockhart LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

Common Stock, par value $0.001 per share	17,400,955 shares (2)	$ 0.73	$ 12,702,697.15	$ 1,609.09

TOTAL	17,400,955 shares (2)	$ 0.73	$ 12,702,697.15	$ 1,609.09

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Of these shares,10,000,000 are being registered under a Standby Equity Distribution Agreement, 7,142,857 are being registered under secured convertible debentures and 245,193 were issued as a one-time commitment fee to Cornell Capital Partners, LP.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated August 27, 2004

TELEPLUS ENTERPRISES, INC.
17,400,955 Shares of Common Stock

This prospectus relates to the sale of up to 17,400,955 shares of common stock of TelePlus Enterprises, Inc. (“TelePlus”) by certain persons who are stockholders of TelePlus, including Cornell Capital Partners, L.P. (“Cornell Capital Partners”). Please refer to “Selling Stockholders” beginning on page 14. TelePlus is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. TelePlus will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (the “Equity Distribution Agreement”), which was entered into on June 25, 2004 between TelePlus and Cornell Capital Partners, and no other stockholders, and from the issuance of additional secured convertible debentures. All c osts associated with this registration will be borne by TelePlus. TelePlus has agreed to allow Cornell Capital Partners to retain 4% of the proceeds raised under the Equity Distribution Agreement that is more fully described below.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On August 16, 2004, the last reported sale price of our common stock was $1.00 per share. These prices will fluctuate based on the demand for the shares of our common stock. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “TLPE”.

The selling stockholders consist of Cornell Capital Partners, who intends to sell up to 17,388,050 shares of common stock, 10,000,000 of which are under the Equity Distribution Agreement, 7,142,857 are under secured convertible debentures and 245,193 shares of common stock were received from TelePlus as a one-time commitment fee under the Equity Distribution Agreement. In addition to Cornell Capital Partners, Newbridge Securities Corporation intends to sell up to 12,905 shares of common stock.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay TelePlus 100% of the market price of its common stock, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. In addition, Cornell Capital Partners will retain 4% of each advance we receive under the Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 245,193 shares of common stock. The 4% retainage and the 245,193 shares of common stock are underwriting discounts payable to Cornell Capital Partners. In addition, TelePlus entered into a Placement Agent Agreement dated June 25, 2004, with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to that Agreement TelePlus paid Newbridge Securities Corporation a one-time placement agent fee of 12,905 shares of common stock for its services.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 6.

With the exception of Cornell Capital Partners, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission (“SEC”). None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August ____, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	13
SELLING STOCKHOLDERS	14
USE OF PROCEEDS	16
DILUTION	17
EQUITY LINE DISTRIBUTION AGREEMENT	18
PLAN OF DISTRIBUTION	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	21
DESCRIPTION OF BUSINESS	27
MANAGEMENT	31
DESCRIPTION OF PROPERTY	34
LEGAL PROCEEDINGS	34
PRINCIPAL STOCKHOLDERS	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	37
DESCRIPTION OF SECURITIES	38
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	40
EXPERTS	41
LEGAL MATTERS	41
HOW TO GET MORE INFORMATION	41
FINANCIAL STATEMENTS	F-1
PART II	II-1

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment in TelePlus.

Overview

We are a North American-based provider of wireless communications hardware, operating retail outlets located in Canada. We currently operate 38 TelePlus branded stores and five SAM’s CLUB wireless concessions. We were incorporated in Nevada on April 16, 1999, under the name Terlingua Industries, Ltd., and changed our name to HerbalOrganics.com, Inc. on January 27, 2000. Prior to October 1, 2003, we were a development stage company and had not commenced business operations.

On October 1, 2003, we consummated a transaction between our wholly-owned subsidiary, TelePlus Retail Services, Inc., a Quebec, Canada corporation formed in October 2003, and 3577996 Canada Inc., a Canadian corporation, which operated a chain of wireless retail stores in Eastern Canada. Pursuant to that transaction, TelePlus Retail Services acquired certain assets of 3577996 Canada. As contemplated by the asset purchase transaction, on October 10, 2003, we changed our name to TelePlus Enterprises, Inc.

In connection with the above asset purchase transaction, on October 20, 2003, the principal stockholders of 3577996 Canada subscribed to purchase, in the aggregate, 9,500,000 restricted shares of newly issued common stock, $.001 par value per share. Also on October 20, 2003, Visioneer Holdings, Group, Inc. one of the principal stockholders of 3577996 Canada, purchased an additional 10,000,000 shares of issued and outstanding common stock from Thomas Whalen, our former majority stockholder and Chief Executive Officer. As a result of the above subscriptions and stock purchase, control of our stock shifted to Marius Silvasan, who acquired beneficially through Visioneer, an aggregate of 17,600,000 Shares. Also, in connection with the above stock subscriptions and purchases, Mr. Whalen resigned as our Chief Executive Officer and sole director, and Mr. Silvasan was elected as our new Chi ef Executive Officer and director.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

About Us

Our principal executive offices are located at 465 St. Jean, Suite 601, Montreal, Quebec, Canada  H2Y 2R6. Our telephone number is (514) 344-0778.

1

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of TelePlus. Cornell Capital Partners intends to sell up to 17,388,050 shares of common stock, 9,345,794 of which are under the Equity Distribution Agreement, 10,000,000 of which are under secured convertible debentures and 245,193 shares of common stock that Cornell Capital Partners received from TelePlus as a one-time commitment fee under the Equity Distribution Agreement. In addition, Newbridge Securities Corporation intends to sell up to 12,905 shares of common stock. The commitment amount of the Equity Distribution Agreement is $10,000,000. At an assumed price of $1.00 per share, TelePlus should be able to receive the entire $10,000,000 in gross proceeds under the Equity Distribution Agreement.

On June 25, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, TelePlus may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10,000,000. The purchase price for our shares is equal to 100% of their market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $350,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 245,193 shares of our common stock. Cornell Capital Partners will be paid a fee equal to 4% of each advance, which will be retained by Cornell Capital Partners from each advance. On June 25, 2004, TelePlus entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, TelePlus paid a one-time placement agent fee of 12,905 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock at the time of issuance.

In addition, on June 25, 2004, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase from us secured convertible debentures in an aggregate amount equal to $1,000,000. On June 25, 2004, Cornell Capital Partners purchased a secured convertible debenture in the principal amount of $450,000. Cornell Capital Partners will purchase $400,000 of secured convertible debentures upon the filing of this registration statement relating to the shares of common stock resulting from a conversion of the secured convertible debentures and will purchase additional secured convertible debentures equal to $150,000 when this registration statement is declared effective by the SEC. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debentures are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 100% of the average of the three lowest volume weighted average prices of our common stock for the 30 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days’ notice for 120% of the amount redeemed plus any accrued interest.

2

Common Stock Offered	17,400,955 shares by selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering[1]	67,222,598 shares as of August 20, 2004

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	TLPE

_______________

1      Excludes secured convertible debentures that are convertible into 7,142,857 shares of our common stock and up to 10,000,000 shares of common stock to be issued under the Equity Distribution Agreement.

3

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

	FOR THE SIX MONTHS ENDED JUNE 30,	FOR THE YEAR ENDED DECEMBER 31,	FOR THE YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS	2004	2003	2002

Net revenues	$4,844,086	$7,651,975	$5,193,036
Cost of revenues	3,644,228	5,577,043	3,502,538

Gross margin	1,179,858	2,074,932	1,690,498

General, administrative and selling	1,793,344	2,786,603	1,646,221

Loss from operations	(613,486)	(711,671)	44,277

Provision for income taxes		(4,116)	10,404

Net income (loss)	$(613,486)	$(715,787)	$33,873

Net income per share:
Net income - basic and diluted	$(0.01)	$(0.01)	$0.00

Weighted average shares outstanding:
Basic and diluted	66,431,005	50,714,144	46,312,500

4

	FOR THE SIX MONTHS ENDED JUNE 30,	FOR THE YEAR ENDED DECEMBER 31,
BALANCE SHEET DATA	2004	2003

ASSETS

Current assets
Cash	$109,814	$100,804
Accounts receivable, net of allowance of $8,000	485,174	1,204,293
Inventories	876,770	843,813
Prepaid expenses	175,370	96,147

Total current assets	1,647,128	2,245,057

Property and equipment, net	739,717	706,363
Goodwill	312,075	?????
Other assets	202,783	132,098

Total assets	$2,901,703	$3,083,518

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$2,114,635	$2,596,799
Accrued expenses	629,625	436,375

Total current liabilities	2,744,260	3,033,174

Commitments and Contingencies

SHAREHOLDERS’ EQUITY:

Common stock, $.001 par value, 150,000,000 shares authorized, 66,964,500 and 66,122,500 shares issued and outstanding	66,965	66,123
Additional paid in capital	1,374,863	666,655
Accumulated deficit	(1,298,646)	(685,160)
Accumulated other comprehensive income	14,261	2,726

Total Shareholders’ Equity	157,443	50,344

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$2,901,703	$3,083,518

5

RISK FACTORS

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

Management Recognizes That We Must Raise Additional Financing To Fund Our Ongoing Operations And Implement Our Business Plan

It is imperative that we obtain debt and/or equity financing of $4,300,000 to implement our business plan and to finance ongoing operations. We are taking steps to raise additional equity capital or to borrow additional funds. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

We Are Currently Involved In Legal Proceedings With The Minister Of Revenue Of Quebec, Canada, The Outcome Of Which Could Have A Material Adverse Effect On Our Financial Position

TelePlus is involved in legal proceedings with the Minister of Revenue of Quebec. The Minister of Revenue of Quebec has proposed a tax assessment of approximately $350,446. The proposed tax assessment is for $197,173 for Quebec Sales Tax and $257,440 for Goods and Services Tax. TelePlus believes that certain deductions initially disallowed by the Minister of Revenue of Quebec for the Quebec Sales Tax are deductible and we are in the process of compiling the deductions for the Minister of Revenue of Quebec. It is possible that the outcome of these proceedings could have a material adverse affect on our cash flows or our results of operations, that could force us to cease operations.

Our Inability To Secure Competitive Pricing Arrangements In A Market Dominated By Larger Retailers With Higher Financial Resources Could Have A Material Adverse Affect On Our Operations

Profit margins in the wireless and communication industry are low. Our larger competitors, who have more resources, have the ability to reduce their prices significantly lower than current prices. This would further reduce our profit margins. Should such an event occur and management chose not to offer competitive prices, we could lose our market share. If we chose to compete, the reduction in profit margins could have a material adverse effect on our business and operations.

We Have Historically Lost Money And Losses May Continue In The Future, Which May Cause Us To Curtail Operations

Since the year 2003 we have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 31, 2003 we incurred a net loss of $715,787 and our accumulated deficit was $685,160. Our net loss for the six months ended June 30, 2004 was $613,486 and our accumulated deficit at the end of June 30, 2004 was $1,298,646. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted.

6

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On December 31, 2003 And For The Quarter Ended June 30, 2004, Were Not Sufficient To Satisfy Our Current Liabilities And, Therefore, Our Ability To Continue Operations Is At Risk

We had a working capital deficit of $788,117 at December 31, 2003 and $1,097,132 at June 30, 2004, which means that our current liabilities exceeded our current assets on December 31, 2003 by $788,117 and by $1,097,132 at June 30, 2004. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2003, and on June 30, 2004 were not sufficient to satisfy all of our current liabilities on those dates. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise additional capital or debt to fund the deficit or curtail future operations.

Our Obligations Under The Secured Convertible Debentures Are Secured By All of Our Assets

Our obligations under the secured convertible debentures, issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the secured convertible debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of our assets. This would cause operations to cease.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

  With a price of less than $5.00 per share;
  That are not traded on a “recognized” national exchange;
  Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or
  In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.
Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

7

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations

Our success largely depends on the efforts and abilities of key executives, including Marius Silvasan, our Chief Executive Officer, Robert Krebs, our Chief Financial Officer, Benoit Bube, our Vice President of Sales and Marketing, Jeanne Chan our Vice President of Procurement and Operations. The loss of the services of any of the foregoing persons could materially harm our business because of the cost and time necessary to find their successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on any of the foregoing persons. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer re sources we may not be able to attract the sufficient number and quality of staff.

We Are Subject to Price Volatility Due to Our Operations Materially Fluctuating

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarte rly results to fluctuate include, among others:
  our ability to retain existing clients and customers;
  our ability to attract new clients and customers at a steady rate;
  our ability to maintain client satisfaction;
  the extent to which our products gain market acceptance;
  the timing and size of client and customer purchases;
  introductions of products and services by competitors;
  price competition in the markets in which we compete;
  our ability to attract, train, and retain skilled management, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and
  general economic conditions and economic conditions specific to the wireless and portable communication device industry.
We May Not Be Able To Compete Effectively In Markets Where Our Competitors Have More Resources

Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than TelePlus. Based on total assets and annual revenues, we are significantly smaller than many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in more substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have a n even greater adverse impact on our revenues and profitability.

8

Our Limited Operating History In Our Industry Makes It Difficult To Forecast Our Future Results

As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could force us to curtail or cease our business operations.

If We Do Not Successfully Establish Strong Brand Identity In The Markets We Are Currently Serving, We May Be Unable To Achieve Widespread Acceptance Of Our Products

We believe that establishing and strengthening our products is critical to achieving widespread acceptance of our future products and to establishing key strategic relationships. The importance of brand recognition will increase as current and potential competitors enter the market with competing products. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality products and customer support. These activities are expensive and we may not generate a corresponding increase in customers or revenue to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract new customers and compete effectively.

Future Acquisitions May Disrupt Our Business And Deplete Our Financial Resources

Any future acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products and technologies. While we have no current agreements to do so, we anticipate buying businesses, products and/or technologies in the future in order to fully implement our business strategy. In the event of any future acquisitions, we may:
  issue stock that would dilute our current stockholders’ percentage ownership;
  incur debt;
  assume liabilities;
  incur amortization expenses related to goodwill and other intangible assets; or
  incur large and immediate write-offs.
The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage up our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business or the possible bankruptcy of our business.

Our operation of any acquired business will also involve numerous risks, including:
  integration of the operations of the acquired business and its technologies or products;
  unanticipated costs;
  diversion of management’s attention from our core business;
  adverse effects on existing business relationships with suppliers and customers;
  risks associated with entering markets in which we have limited prior experience; and
  potential loss of key employees, particularly those of the purchased organizations.

9

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

Our business is directly impacted by changes in the wireless communications industry. The wireless communication products and services industry is subject to rapid technological change, frequent new product and service introductions and evolving industry standards. Changes in technology could affect the market for our products, accelerate the obsolescence of our inventory and necessitate changes to our product line. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services and products that meet these evolving standards and demand of our customers, and our ability to manage and maximize our product inventory and minimize our inventory of older and obsolete products. We also believe that our future success will depend upon how successfully our wireless carrier service providers and product vendo rs are able to respond to the rapidly changing technologies and products. New wireless communications technology, including personal communication services and voice communication over the internet may reduce demand for the wireless communication devices and services we currently are able to offer through our wireless carrier service providers. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We Rely In Large Part On Wireless Telecommunications Carriers With Whom We Have Business Arrangements. Our Success Depends On Our Ability To Meet Our Obligations To Those Carriers And The Abilities Of Our Wireless Telecommunication Carriers And Vendors

We depend on a small number of wireless telecommunications carriers and product manufacturers to provide our retail customers with wireless services and communication devices. Currently, approximately 90% of our wireless products and services accounts are dependent upon arrangements with Telus Mobility and Microcell. Such agreements may be terminated upon thirty days prior to written notice. Failure to maintain continuous relationships with these and other wireless communications carriers and product manufacturers would materially and adversely affect our business, including possibly requiring us to significantly curtail or cease our operations. Additionally, wireless telecommunications carriers may sometimes experience equipment failures and service interruptions, which could, if frequent, adversely affect customer confidence, our business operations and our reputation.

Currency Fluctuations And New Developments In Foreign Law And Governmental Regulations Could Have An Adverse Effect On Our International Business Activities

Because most of our current business operations are located in Canada, fluctuations in currency exchange rates could materially and adversely affect the price of our shares. We believe that maintaining and increasing profitability may be facilitated by, among other things, expansion of sales in foreign markets, including the United States. In order to increase international sales, we may be required to establish additional foreign operations, hire additional personnel and establish contractual relationships with the wireless communication carriers in another country. The fluctuations in currency exchange rates could adversely affect the expansion of our business into other countries and have a material adverse effect on our profitability and operations. Additional risks inherent in our international business activities include:
  unexpected changes in regulatory requirements,
  tariffs and other trade barriers,
  costs of localizing locations for foreign countries,
  lack of acceptance of our business model in foreign countries, difficulties in managing international operations,
  potentially adverse tax consequences; and
  the burdens of complying with a wide variety of foreign laws.
Any of these factors or others that we have not yet contemplated could have a material adverse effect on our current and future operations.

10

Our Chief Executive Officer Owns A Substantial Portion Of Our Common Stock And Therefore Controls The Outcome Of A Vote On Our Corporate Action

As of August 16, 2004 our Chief Executive Officer, Marius Silvasan, beneficially owned 41,800,000 shares of our common stock, which is approximately 62.2% of our outstanding common stock. In addition, as of August 16, 2004, other members of management and founders own in the aggregate approximately 7.5% shares of our outstanding common stock. As a result of such shareholdings, Mr. Silvasan together with the other members of management and founders currently have control and the right to vote approximately 62.2% of our outstanding common stock that was outstanding prior to this offering. Mr. Silvasan, individually and jointly with the other members of our management will be able to determine the outcome of any matters submitted to our stockholders for approval, including the composition of our Board of Directors. Consequently, the investors will have limited or no say in the managem ent of TelePlus, and our CEO and majority stockholder Mr. Silvasan will be in the position to continue to control TelePlus. Such close control may present a risk to investors because the entire operation is dependant on a very few people who could lose their ability to make effective operating decisions, or lose interest in pursuing the operation of TelePlus. Such concentration of ownership also may have the effect of preventing a change in control. In addition, the interests of management may not always be identical to the interests of the non-management stockholders.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 67,222,598 shares of common stock outstanding as of August 16, 2004, 19,000,000 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 48,222,598 shares of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Equity Distribution Agreement

The sale of shares pursuant to the Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on August 16, 2004 at an assumed offering price of $1.00 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.8883 per share. As a result our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue in order to receive the maximum cash advance allowed under the Equity Distribution Agreement. If our stock price is lower, then our existing stockholders would experience greater dilution.

Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock Under The Equity Distribution Agreement

The common stock to be issued under the Equity Distribution Agreement will be issued at the lowest volume weighted average price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 4% from each advance. These discounted sales could cause the price of our common stock to decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 17,222,598 shares of common stock being registered in this offering. That means that up to 17,222,598 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

11

The Sale Of Our Stock Under Our Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if TelePlus has not performed in such a manner to show that the equity funds raised will be used to grow TelePlus. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will likely decline.

It is not possible to predict the circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to our stock.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Equity Distribution Agreement When Needed

We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Equity Distribution Agreement and the additional secured convertible debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $350,000 during any seven trading day period. Based on an assumed offering price of $1.00 per share, we will only be able to draw a total amount of $10,000,000 in gross proceeds under the Equity Distribution Agreement. This amount will utilize all of the 10,000,000 shares of our common stock registered for the Equity Distribution Agreement under this registration statement. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement is less than $1.00 per share, we would need to register additional shares to fully utilize the funds available under the Equity Distribution Agreement.

We May Not Be Able To Obtain A Cash Advance Under The Equity Distribution Agreement If Cornell Capital Partners Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

12

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in th is prospectus will in fact occur.

13

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to TelePlus. A description of each selling shareholder’s relationship to TelePlus and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the Equity Distribution Agreement	Percentage of Outstanding Shares to Be Acquired under the Equity Distribution Agreement	Shares to be Sold in the Offering		Percentage of Shares Beneficially Owned After Offering (1)

Shares Acquired in Financing Transactions with TelePlus
Cornell Capital Partners, L.P.	770,894	(2)	1.14%	10,000,000	12.90%	17,388,050	(3)	0%
Consultants and Others
Newbridge Securities Company	12,905		*	—	—%	12,905		0%

Total	783,799		1.14%	10,000,000	12.90%	17,400,955		0%

_______________

(1)   *Less than 1%.
(2)   Applicable percentage of ownership is based on 67,222,598 shares of common stock outstanding as of August 20, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of August 20, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 20, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(3)    Includes shares of common stock underlying the conversion of $450,000 secured convertible debentures and the 245,193 shares received by Cornell Capital Partners as a one time commitment fee under the Equity Distribution Agreement.

(4)    Includes the 10,000,000 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement, the 245,193 shares of common stock received as a one-time commitment fee under the Equity Distribution Agreement and the 7,142,857 shares as a good faith estimate of the number of shares needed as a result of conversion of a total of $1,000,000 of the secured convertible debentures issued to Cornell Capital pursuant to a Securities Purchase Agreement.

The following information contains a description of each selling shareholder’s relationship to TelePlus and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with TelePlus, except as follows:

Shares Acquired In Financing Transactions With TelePlus

Cornell Capital Partners. Cornell Capital Partners is the investor under the Equity Distribution Agreement and a holder of a secured convertible debenture. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with TelePlus. Those transactions are explained below:

14

Equity Distribution Agreement. On June 25, 2004, TelePlus entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, TelePlus may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10,000,000. The purchase price for the shares is equal to 100% of the market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $350,000, with no advance occurring within seven trading days of a prior advance. Pursuant to the Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee of 245,193 shares of our common stock. Cornell Capital Partners is entitled to retain a fee of 4% of each cash advance we receive.

Secured Convertible Debentures. On June 25, 2004, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, subject to certain conditions, Cornell Capital Partners is obligated to purchase from us secured convertible debentures in the aggregate amount of $1,000,000. On June 25, 2004, Cornell Capital Partners purchased secured convertible debentures in the amount of $450,000. Cornell Capital Partners will purchase $400,000 in secured convertible debentures upon the filing of this registration statement and additional secured convertible debentures in the amount of $150,000 when this registration statement is declared effective by the SEC. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issua nce date. The secured convertible debentures are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 100% of the average of the three lowest volume weighted average prices of our common stock for the 30 trading days immediately preceding the conversion date. These debentures are secured by all of our assets. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the debentures upon 15 business days' notice for 120% of the amount redeemed.

There are certain risks related to sales by Cornell Capital Partners, including:

  The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.
  To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.
  The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.
Newbridge Securities Corporation. On June 25, 2004, we entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 12,905 restricted shares of common stock equal to approximately $10,000 based on our stock price on the date of issuance.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding TelePlus so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

15

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of 10,000,000 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement and from the additional 7,142,857 shares of our common stock underlying $1,000,000 of our secured convertible debentures. The purchase price under the Equity Distribution Agreement of the shares purchased under the Equity Distribution Agreement will be equal to 100% of the market price which is defined as the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. As an additional fee we will pay Cornell Capital Partners 4% of each cash advance we receive.

Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance for more than $350,000 every seven trading days or more than $10,000,000 over 24 months. We are issuing 10,000,000 shares of common stock under this registration statement in connection with the Equity Distribution Agreement. Pursuant to the Equity Distribution Agreement, we should receive $9,515,000 in net proceeds.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 4% retainage payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds	$3,000,000	$5,000,000	$10,000,000

Net proceeds	$2,795,000	$4,715,000	$9,515,000

No. of shares issued under the Equity Distribution Agreement at an assumed price of $1.00	3,000,000	5,000,000	10,000,000

USE OF PROCEEDS:	AMOUNT	AMOUNT	AMOUNT

Business Development	$1,295,000	$2,372 897	$4,000,000
Infrastructure and Improvements	500,000	900,000	2,000,000
Operating Capital	1,000,000	1,400,000	3,515,000

Total	$2,795,000	$4,672,897	$9,515,000

16

DILUTION

The net tangible book value of TelePlus as of June 30, 2004 was a deficit of $(917,459) or $(0.0137) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of TelePlus (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to TelePlus, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $1.00 per share, which is in the range of the recent share price.

If we assume that TelePlus had issued 10,000,000 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $1.00 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees of $400,000 and offering expenses of $85,000, our net tangible book value as of June 30, 2004 would have been $8,597,541 or $0.1117 per share. Note that at an offering price of $1.00 per share, TelePlus would receive net proceeds of $9,515,000 of the $10,000,000 available under the Equity Distribution Agreement. At an assumed offering price of $1.00, Cornell Capital Partners would receive a discount of $400,000 on the purchase of 10,000,000 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.1254 per share and an immediate dilution to new stockholders of $0.8883 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$1.00
Net tangible book value per share before this offering	$(0.0137)
Increase attributable to new investors	$0.1254

Net tangible book value per share after this offering		$0.1117

Dilution per share to new stockholders		$0.8883

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED	DILUTION PER SHARE TO NEW INVESTORS

$1.0000	10,000,000(1)	$0.8883
$0.7500	10,000,000	$0.6695
$0.5000	10,000,000	$0.4507
$0.2500	10,000,000	$0.2318

(1)    This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

17

EQUITY LINE DISTRIBUTION AGREEMENT

Summary

On June 25, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each cash advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 4% of each cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners is a private limi ted partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Equity Distribution Agreement. For its services, Newbridge Securities Corporation had previously received 10,000 shares of our common stock, equal to approximately $10,000 based on our stock price on the date of issuance. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us. The r e are no other significant closing conditions to cash advances under the Equity Distribution Agreement.

Equity Distribution Agreement Explained

Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on us for any of the advances other than that we have filed our periodic and other reports with the SEC, has delivered the stock for an advance, the trading of our commo n stock has not been suspended and that we have not undergone a fundamental change. We may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $10,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $350,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $1.00 per share, we would issue 10,000,000 shares of common stock to Cornell Capital Partners for net proceeds of $9,515,000. These shares would represent 12.9% of our outstanding common stock upon issuance. We are registering 10,000,000 shares of common stock for sale under the Equity Distribution Agreement. Assum ing an offering price of $1.00 per share, we should be able to fully utilize the entire $10,000,000 available under the Equity Distribution Agreement. If the average price for which we sold the shares under the Equity Distribution Agreement is lower than $1.00 per share, we will need to register additional shares of common stock to fully utilize the shares we are registering under the Equity Distribution Agreement.

18

There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Distribution Agreement at a recent price of $1.00 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:	$1.0000	$0.0750	$0.5000	$0.2500
No. of Shares(1):	10,000,000	10,000,000	10,000,000	10,000,000
Total Outstanding (2):	77,222,598	77,222,598	77,222,598	77,222,598
Percent Outstanding (3):	12.9%	12.9%	12.9%	12.9%
Net Cash to TelePlus:	$9,515,000	$7,115,000	$4,715,000	$2,315,000

(1)   Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.
(2)   Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement, not including shares issued under the secured convertible debentures.
(3)   Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 245,193 shares of common stock on June 25, 2004. In addition, we issued 12,905 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent.

19

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, br okers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following our request for an advance. In addition, Cornell Capital Partners will retain 4% of the proceeds received by us under the Equity Distribution Agreement, and received a one-time commitment fee in the form of 245,193 shares of common stock on June 25, 2004. The 4% retainage and the 245,193 shares of common stock are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Equity Distribution Agreement.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $1,609.09, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $15,890.91. We will not receive any proceeds from t he sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied them.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information s et forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

20

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We are a North American-based provider of wireless solutions and hardware operating multi-brand retail outlets located in Canada. We currently operate 30 TelePlus branded stores and 5 SAM’s CLUB wireless concessions. We were incorporated in Nevada on April 16, 1999, under the name Terlingua Industries, Ltd. On January 6, 2000, we changed our name to HerbalOrganics.com, Inc. Prior to October 1, 2003, we were a development stage company and had not commenced business operations.

In October 2003 we formed a wholly-owned subsidiary, TelePlus Retail Services, Inc., a Quebec, Canada Corporation. On October 1, 2003, TelePlus Retail Services entered into a Memorandum of Agreement with 3577996 Canada Inc., a Canadian business corporation, which had operated a chain of wireless retail stores in Eastern Canada since January 1999. Pursuant to this agreement, TelePlus Retail Services purchased the assets of TelePlus. In consideration for the purchased assets, TelePlus Retail Services, assumed certain liabilities of TelePlus. The asset purchase agreement assigned to TelePlus Retail Services 18 leases for various properties: seventeen were retail stores lease and one was a lease for executive offices. The retail stores varied in size from 200 to 600 square feet, and Old TelePlus’ executive officers, which now serve as TelePlus Retail Services and our executive off ices, consist of approximately 3,500 square feet of an office building. All of the leases, except two, are five years in length. TelePlus Retail Services further assumed all of the obligations of TelePlus with respect to its 90 employees, 60 of which are full time.

In connection with the above transaction, on October 10, 2003, we changed our name to TelePlus Enterprise, Inc. Also, on October 10, 2003, as contemplated in connection with the transaction, the principal stockholder of TelePlus, Visioneer Holdings Group, Inc., TransCallling Communications, Inc., and Nicholas Shamy, respectively, subscribed to purchase 7,600,000, 1,235,000 and 665,000, restricted, newly issued shares of our common stock, $0.001 par value per share. On that same date, Visioneer purchased 10,000,000 shares of issued and outstanding common stock from Thomas Whalen, our former Chief Executive Officer. As a result of the subscriptions and stock purchase, our new Chief Executive Officer, Marius Silvasan, became our majority stockholder, owning directly and beneficially, through Visioneer Holdings Group Inc., an aggregate of 17,600,000 shares.

As we only had 25,000,000 shares of common stock authorized as of October 10, 2003, Visioneer Holdings Group did not receive 2,500,000 of the 7,600,000 shares they subscribed for until after we amended our articles of incorporation to increase the number of authorized shares to 150,000,000. At the time, we also affected a 2.375:1 forward stock split and issued Visioneer Holdings Group 5,937,500 shares of common stock to account for the forward stock split. Following this stock split, Visioneer Holdings Group owned a total of 41,800,000 shares of our common stock.

Mission Statement

Our mission is to provide consumers with innovative wireless products and services. Delivery of such services will occur through our retail stores, retail partners and through the operation of our virtual wireless network.

Marketing Strategy

Currently, we believe there is a good fit between our resources and the opportunities and threats posed by our external environment. We have a diversified product mix that is complemented by what we believe are unique accessory offerings. We have prominently displayed, what we believe to be attractive, strategically located retail outlets, experienced employees and management and strong supplier relations.

Growth In Canada

We currently operate 38 TelePlus branded stores in two Canadian provinces. We intend to increase our number of stores to 47 by 2007. We expect that these stores will be located in major metropolitan centers. We recently acquired SmartCell see “Recent Business Developments” section below for details. SmartCell currently operates 6 wireless stores in the Vancouver area selling primarily FIDO wireless products and related accessories. SmartCell caters its marketing efforts to people who are either native to, or have ancestry from, the country of India. SmartCell also sells a variety of GSM unlocked handsets. TelePlus will work with Smart Cell and its management to evaluate SmartCell's product offering and introduce new products as needed to increase same store sales.

21

Growth In The United States

TelePlus intends to deploy a private label wireless program under the TelePlus brand name in the U.S. We initiated final development of our private label wireless service as announced in a news release dated March 17, 2004. TelePlus Wireless Corp., a wholly owned subsidiary of TelePlus will offer such services on our behalf. Offering private label wireless services is commonly referred to as creating a Mobile Virtual Network Operator. This market was developed first in Europe, where we believe there are over 20 mobile virtual network operators. Virgin Mobile of England and Wireless Maingate of Sweden were among the first group of mobile virtual network operators launched in Europe. We intend to make our phones available at superstores and vending machines throughout the U.S.

Recent Business Developments

In April 2004, we signed a letter of intent to acquire all of the outstanding shares of SmartCell. The terms of the transaction called for us to pay a combination of cash and stock compensation to the principals of SmartCell in consideration for all of the outstanding shares of SmartCell. We have since closed the transaction. The transaction closed on May 14, 2004.

We issued 285,000 shares of common stock to the SmartCell principals at closing and, beginning 90 days from closing, will issue an additional 60,000 shares for the next four quarters (or an aggregate of 240,000 additional shares). The retention of the shares by the SmartCell principals mentioned above is contingent upon the performance of SmartCell based on criteria to be determined one-year after closing. We will also issue the SmartCell principals up to 450,000 shares based upon our performance in Western Canada over a five-year period beginning six-months after closing payable as follows: we will issue one share of common stock for every $30 (Canadian Currency) of gross revenue generated through the combined sales of TelePlus and SmartCell in Western Canada, and one share of common stock for every $7 (Canadian Currency) of net profit generated by SmartCell or TelePlus in Western Canada up to a maximum of 450,000 shares. The shares will be issued on an annual basis. We will also pay the SmartCell principals 60% of the value of net assets of SmartCell in cash.

On August 5, 2004, we entered into a stock purchase agreement with CELLZ, Inc. which operates 7 wireless stores under the WIRELESS WITH YOU brand name selling a variety of wireless and portable communication products and services in Toronto, Hamilton, Niagara Falls, Brampton and Georgetown, Canada. We purchased all of the issued and outstanding shares of CELLZ from Wireless With You and Guy Laberge, who owned 100% of the common and preferred stock. The purchase price we paid agreement included 650,000 restricted shares of our common stock, $.001 par value per share and $228,2580. The funds used by us for the acquisition of CELLZ came from our financing agreement with Cornell Capital Partners LP.

SEC Inquiry

On April 21, 2004 we received a request from the SEC to correct certain false and misleading information that appeared in a publication named “Superstock Investor”. The article mischaracterized the business relationship between TelePlus and SAM’s Club as a “partnership” when in fact the relationship between SAM’s Club and TelePlus is that of licensee and licensor.

A company named White Pearl Limited is responsible for authorizing an paying for the article. White Peal published the article without the consent of TelePlus and without interviewing any representatives of TelePlus. TelePlus sent White Pearl a demand letter demanding that White Pearl (1) cease and desist from further distribution of the article, (2) send all recipients of the article a complete retraction, (3) send TelePlus an acknowledgement that no representatives of TelePlus or its management reviewed the article for its content or to give their approval of the Superstock article and (4) to acknowledge responsibility for any damages sustained by TelePlus as a result of the publication of the article without TelePlus’ approval. White Pearl has met each of the demands contained in TelePlus’ demand letter and has issued a formal apology.

The SEC’s review of TelePlus regarding this matter has not been concluded. TelePlus continues to cooperate with the SEC in its inquiry. As of September 17, 2004, we have not received from the SEC any further requests for information regarding this inquiry.

22

Results Of Operations For The Three Months Ended June 30, 2004 Compared To The Three Months Ended June 30, 2003

Revenues

Sales revenues for the three months ended June 30, 2004 increased $873,027 (or 55%) to $2,461,885 as compared to $1,588,778 for the three months ended June 30, 2003. The increase in sales revenues was due to the increase in same store sales and the number of retail outlets versus the previous year.

Cost of Revenues

Cost of revenues for the three months ended June 30, 2004 increased $566,206 (or 47%) to $1,783,369 as compared to $1,217,163 for the three months ended June 30, 2003. The increase in cost of revenues was due to the proportionate increase in overall sales.

Gross Profit

Gross profit as a percentage of sales (“gross profit margin”) increased to 28% for the three month ended June 30, 2004 from 23% for the three months ended June 30, 2003. The increase in gross profit margin was due to the 55% increase in sales revenues that trumped the 47% increase in cost of revenues.

General and Administrative Expenses

General, administrative expense for the three months ended June 30, 2004 increased $349,820 (or 59%) to $939,977 as compared to $590,157 for the three months ended June 30, 2004. The increase in general and administrative expenses was due mainly to the increase in new store locations in 2004, and costs incurred in acquisitions.

Net Loss

We had a net loss of $261,541 for the three months ended June 30, 2004, as compared to a net loss of $218,542 for the three months ended June 30, 2003.

As of June 30, 2004, we had an accumulated deficit of $1,298,648.

Results Of Operations For The Six Months Ended June 30, 2004 Compared To The Six Months Ended June 30, 2003

Revenues

Sales revenues for the six months ended June 30, 2004 increased $1,790,335 (or 59%) to $4,844,086 as compared to $3,053,751 for the six months ended June 30, 2003. The increase in sales revenues was due to the increase in same store sales and the number of retail outlets versus the previous year.

Cost of Revenues

Cost of revenues for the six months ended June 30, 2004 increased $1,324,749 (or 57%) to $3,664,228 as compared to $2,339,479 for the six months ended June 30, 2003. The increase in cost of revenues was due to the proportionate increase in overall sales.

Gross Profit

Gross profit as a percentage of sales (“gross profit margin”) increased to 24% for the six months ended June 30, 2004 from 23% for the six months ended June 30, 2003. The increase in gross profit margin was due to the 59% increase in sales revenues that trumped the 57% increase in cost of revenues.

General and Administrative Expenses

General, administrative expense for the six months ended June 30, 2004 increased $508,999 (or 40%) to $1,793,344 as compared to $1,284,345 for the six months ended June 30, 2003. The increase in general and administrative expenses was due mainly to the increase in new store locations in 2004, and costs incurred in acquisitions.

Net Loss

We had a net loss of $613,486 for the six months ended June 30, 2004, as compared to a net loss of $570,073 for the six months ended June 30, 2003.

As of June 30, 2004, we had an accumulated deficit of $1,298,646.

Results Of Operation For The Fiscal Year Ended December 31, 2003 Compared To Fiscal Year Ended December 31, 2002

Revenues

Sales revenues for the fiscal year ended December 31, 2003 were $7,651,975, which was an increase of $2,458,939 as compared to $5,193,036 in sales revenue we experienced for the fiscal year ended December 31, 2002. The increase in sales revenues was due to the increase in store sales and in the number of retail outlets versus the previous year.

23

Cost of Revenues

Cost of revenues for the year ended December 31, 2003 was $5,577,043, which was an increase of $2,074,505 compared to $3,502,538 for the fiscal year ended December 31, 2002. The increase in cost of revenues was due to the increase in revenue and lower handset margins resulting from the financial restructuring of our largest wireless supplier. Such supplier completed its restructuring at the end of the 1st quarter of 2003 and subsequently increased its handset margins to TelePlus’ starting at the end of the third quarter of 2003. This resulted in higher margins in the fourth quarter of 2003 but nonetheless negatively affected our overall profit margins in 2003.

Gross Profit

Gross profit as a percentage of sales (“gross profit margin”) decreased 27% for the fiscal year ended December 31, 2003 from 33% for the fiscal year ended December 31, 2002. The decrease in gross profit margin was due to the 59% increase in cost of revenues that was slightly mitigated by the 47% increase in sales revenues.

General and Administrative Expenses

General, administrative expenses for the fiscal year ended December 31, 2003 were $2,786,603, which was an increase of $1,140,382 as compared to $1,646,221 for the fiscal year December 31, 2002. The increase in general administrative expense was due to higher recruiting costs associated with the increase in the number of our stores, the increase in our costs to support our expansion through the end of 2005, and investments made in obtaining the agreement for the management of the SAM’s Club Canada wireless concessions. As revenues are expected to grow through 2004 and 2005, general administrative expense as a percentage of total revenues is expected to decrease.

Advertising Expense

We decreased our advertising expense for the fiscal year ended December 31, 2003 to $27,000 which was a reduction of $98,000 as compared to $125,000 in advertising expense for the fiscal year ended December 31, 2002. The decrease in advertising expense was due to increased co-op funding received from our suppliers. Such co-op funds were setoff against our cost of advertising.

Net Loss

We had a net loss of $715,787 for the fiscal year ended December 31, 2003, as compared to net income of $33,873 for the fiscal year ended December 31, 2002. The shift from positive net income to a net loss was primarily due to lower handset margins resulting from the financial restructuring of our largest wireless supplier. Our supplier completed its restructuring at the end of the first quarter of the year 2003 and subsequently increased its handset margins to TelePlus starting at the end of the third quarter of the year 2003.

As of December 31, 2003, we had an accumulated deficit of $685,160.

Liquidity And Capital Resources

As of June 30, 2004, our total current assets were $1,647,128, which consisted of $109,814 of cash, $485,174 of accounts receivable, net of an allowance for doubtful accounts, $876,770 of inventories, and $175,370 of prepaid expenses.

As of June 30, 2004, our total current liabilities were $2,114,635, which consisted of $2,114,635 of accounts payable and $629,625 of accrued expenses.

We had negative net working capital at June 30, 2004 of $1,097,132. The ratio of current assets to current liabilities was 60%.

We had a net increase in cash of $9,010 for the six month period ended June 30, 2004 as compared to a net decrease in cash of $76,137 for the six month ended June 30, 2003. Cash flows from financing activities represented our principal source of cash for the six month ended June 30, 2004. Cash flows from financing activities during the six month period ended June 30, 2004 were $506,700, all of which came from proceeds from the issuance of common stock. During the six month ended June 30, 2003, we made $12,789 of payments on loans payable to shareholder and did not receive any proceeds from the issuance of common stock.

24

During the six month period ended June 30, 2004, we had $400,101 cash used in operating activities as compared to the six month period ended June 30, 2003, where we had $125,485 cash provided by operating activities. The cash used in operating activities for the six month period ended June 30, 2004 was due to accounts payable that decreased by $482,163, prepaid expenses that increased by $79,223, and other assets that increased by $70,685, which were offset by accounts receivable that decreased by $719,119 inventories that decreased by $9,090, and accrued expenses that increased by $39,100. The cash we used for operating activities for the six month period ended June 30, 2003 was due to prepaid expenses that increased by $5,154, other assets that increased by $5,634, accounts payable that increased by $376,379, accrued expenses that increased by $6,193 and income taxes that decreas ed by $7,170, which were offset by accounts receivable that decreased by $34,438, and inventories that decreased by $253,102.

On June 25, 2004, TelePlus entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, TelePlus may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10,000,000. The purchase price for the shares is equal to 100% of their market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $350,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 245,193 shares of our common stock. Cornell Capital Partners will be paid a fee equal to 4% of each advance, which is retained by Cornell Capital Partners from each advance. On June 25, 2004, TelePlus entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, TelePlus paid a one-time placement agent fee of 12,905 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock on June 25, 2004.

In addition, on June 25, 2004, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase from us secured convertible debentures in an aggregate amount equal to $1,000,000. On June 25, 2004, Cornell Capital Partners purchased secured convertible debentures in the principal amount of $450,000. Cornell Capital Partners will purchase $400,000 in secured convertible debentures upon the filing of this registration statement and additional secured convertible debentures equal to $150,000 when this registration statement is declared effective by the SEC. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debentures are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 100% of the average of the three lowest volume weighted average prices or our common stock for the 30 trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days' notice for 120% of the amount redeemed plus any accrued interest.

Capital expenditures were $62,123 for the six month period ended June 30, 2004 as compared to $191,557 for the six month period ended June 30, 2003.

We have no commitments from officers, directors or affiliates to provide funding. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of its expansion plans. Any additional financing may involve dilution to our then-existing shareholders.

As of December 31, 2003, total current assets were $2,245,057, which consisted of $100,804 of cash, $1,204,293 of accounts receivable, net of an allowance for doubtful accounts, $843,813 of inventories, and $96,147 of prepaid expenses.

As of December 31, 2003, total current liabilities were $3,033,174 which consisted of $2,596,799 of accounts payable and $436,375 of accrued expenses.

We had negative net working capital at December 31, 2003 of $788,117. The ratio of current assets to current liabilities was 0.74.

We had a net increase in cash of $24,667 for the fiscal year ended December 31, 2003 as compared to a net decrease in cash of $38,434 for the fiscal year ended December 31, 2002. Cash flows from financing activities represented our principal source of cash for the fiscal period ended December 31, 2003, as compared to the fiscal period ended December 31, 2002, in which cash flows from operating activities represented our principal source of cash. Cash flows from financing activities during the fiscal period ended December 31, 2003 were $663,049, consisting of proceeds in the amount of $675,838 from the issuance of common stock that was offset by $12,789 that was attributable to payments on loans payable to shareholders. During the fiscal year ended December 31, 2002, we made $39,648 of payments on loans payable to shareholder and did not receive any proceeds from the issuance of com mon stock.

25

During the fiscal period ended December 31, 2003, we had $136,205 cash used in operating activities as compared to the fiscal period ended December 31, 2002, where we had $249,113 cash provided by operating activities. The cash used in operating activities for the fiscal year ended December 31, 2003 was due to accounts receivable that increased by $1,021,362, inventories that increased by $226,293, prepaid expenses that increased by $67,893, other assets that increased by $74,939 and income taxes payable that decreased by $25,898, which were offset by accounts payable that increased by $1,515,116 and accrued expenses that increased by $346,411. The cash provided by operating activities for the fiscal year ended December 31, 2002 was due to accounts payable that increased by $512,584, accrued expenses that increased by $89,964, and income taxes payable that increased by $10,577, whi ch were offset by accounts receivable that increased by $43,270, inventories that increased by $334,955, prepaid expenses that increased by $17,413 and other assets that increased by $57,159.

Capital expenditures were $505,809 for the fiscal period ended December 31, 2003 as compared to $248,392 for the fiscal year ended December 31, 2002. The expenditures represent negative cash flows from investing activities.

Commitments For Capital Expenditures

We have several operating leases, primarily for office space and storage under which we are required to pay operating costs such as maintenance and insurance. Rental expense for the operating leases for the years ended December 31, 2003 and 2002 was $657,132 and $376,566, respectively. As of December 31, 2003, the minimum lease payment under these leases during 2004 was $1,921,787.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

26

DESCRIPTION OF BUSINESS

Overview

We are a North American-based provider of wireless solutions and hardware operating multi-brand retail outlets located in Canada. We currently operate 30 TelePlus branded stores and 5 SAM’s CLUB wireless concessions. We were incorporated in Nevada on April 16, 1999, under the name Terlingua Industries, Ltd. On January 6, 2000, we changed our name to HerbalOrganics.com, Inc. Prior to October 1, 2003, we were a development stage company and had not commenced business operations.

In October 2003 we formed a wholly-owned subsidiary, TelePlus Retail Services, Inc., a Quebec, Canada Corporation. On October 1, 2003, TelePlus Retail Services entered into a Memorandum of Agreement with 3577996 Canada Inc., a Canadian business corporation, which had operated a chain of wireless retail stores in Eastern Canada since January 1999. Pursuant to this agreement, TelePlus Retail Services purchased the assets of TelePlus. In consideration for the purchased assets, TelePlus Retail Services, assumed certain liabilities of TelePlus. The asset purchase agreement assigned to TelePlus Retail Services 18 leases for various properties: Seventeen were retail stores lease and one was a lease for executive offices. The retail stores varied in size from 200 to 600 square feet, and Old TelePlus’ executive officers, which now serve as TelePlus Retail Services and our executive off ices, consist of approximately 3,500 square feet of an office building. All of the leases, except two, are five years in length. TelePlus Retail Services further assumed all of the obligations of TelePlus with respect to its 90 employees, 60 of which are full time.

In connection with the above transaction, on October 10, 2003, we changed our name to TelePlus Enterprise, Inc. Also, on October 10, 2003, as contemplated in connection with the transaction, the principal stockholder of TelePlus, Visioneer Holdings Group, Inc., TransCallling Communications, Inc., and Nicholas Shamy, respectively, subscribed to purchase 7,600,000; 1,235,000 and 665,000, restricted, newly issued shares of our common stock, $0.001 par value per share. On that same date, Visioneer purchased 10,000,000 shares of issued and outstanding common stock from Thomas Whalen, our former Chief Executive Officer. As a result of the subscriptions and stock purchase, our new Chief Executive Officer, Marius Silvasan, became our majority stockholder, owning directly and beneficially, through Visioneer Holdings Group Inc., an aggregate of 17,600,000 shares.

As we only had 25,000,000 shares of common stock authorized as of October 10, 2003, Visioneer Holdings Group did not receive 2,500,000 of the 7,600,000 shares it subscribed for until after we amended our articles of incorporation to increase the number of authorized shares to 150,000,000. At the time, we also affected a 2.375:1 forward stock split and issued Visioneer Holdings Group 5,937,500 shares of common stock to account for the forward stock split. Following this stock split, Visioneer Holdings Group owned a total of 41,800,000 shares of our common stock.

Business Development

Over the years, we believe we have developed a reputation as a provider of quality wireless and portable communication devices in Canada. Today we operate 38 TelePlus branded stores and 5 SAM’s Club wireless concessions. TelePlus’ products include wireless handsets and services from major Canadian carriers, international phones, satellites, home phones and other mobile electronic devices including an exclusive line of international GSM world phones.

TelePlus has succeeded in creating what we believe is a unique position in the wireless industry by marketing a wide variety of wireless and communication products under a “one-stop wireless shop” concept. Microcell Solutions, Telus, PageNet, StarChoice, Olympus, Samsung, Sanyo and Vtech are among some of the brands promoted by TelePlus.

At the end of 2003, TelePlus signed an agreement with Wal-Mart Corp. for the management of SAM’s Club Canada wireless concessions. This agreement allows TelePlus to place wireless kiosks in selected SAM’s Club Canada locations.

We are also preparing the launch of our private label wireless program in selected states within the U.S. Offering private label wireless services is commonly referred to as creating a mobile virtual network operator. This market was developed first in Europe, where more than 20 mobile virtual network operators can be found. Virgin Mobile of England and Wireless Maingate of Sweden were among the first of these groups that were launched in Europe.

27

We believe we have shown significant revenue growth from $1.4 million in 2000 to $7.7 million as of December 31, 2003. We believe we are able to deliver consumer confidence and exceptional customer service. TelePlus has won the “Consumer’s Choice Award” for best wireless retail business three consecutive years in 2002, 2003 and 2004.

Principal Products And Services

TelePlus’ products include wireless handsets and services from Canadian carriers, international phones, satellites, home phones and other mobile electronic devices including an exclusive line of international GSM world phones. Sales of these products accounted for over 75% of our total revenue for the fiscal year ended December 31, 2003.

Our range of product offerings has continuously increased since inception. We continuously re-evaluate our product offerings to include items that have what we believe are solid retail potential and the ability to boost demand for our existing product lines. We expect to continue developing our product offering over the next few years to become what we hope is the premier choice for consumers seeking to purchase wireless and portable communication devices.

We had $7,651,975 in sales revenue for the fiscal year ended December 31, 2003. We market our products and services to virtually every market segment. During the fiscal year ended December 31, 2003.

The Canadian wireless market consists of business clients and consumer users. The market for business clients can be further subdivided into operational users and professional users. Operational users include primarily firms which view wireless services and devices as a tool to increase productivity and reduce costs. Professional users primarily include users using wireless services and devices to facilitate communication and increase their availability to swiftly deal with customer and supplier demands. The consumer users market can be subdivided into families and youths.

Each market segment gives particular importance to the different wireless market attributes. Business clients are more focused on awareness, networks, devices and standards whereas consumer users focus on awareness and price. Operational users place more importance on standards and software than do professional users or consumer users.

We select retail outlets based on each Canadian wireless carrier’s targeted market strategy and the importance that each market segment gives to the market attributes. Based on this information, we locate our retail outlets in malls in major metropolitan areas that have shown a consistent demographic increase over the last few years with similar or improving trends over the foreseeable future, the population of which predominately consists of young families or single professionals earning average to higher than average incomes.

Distribution

We believe we have earned a reputation for energizing the wireless marketplace in Canada. To differentiate our product offering from that of our competitors, we operate 38 TelePlus branded stores and five SAM’s Club wireless concessions under the “one-stop wireless shop” concept. We have warehouses in Montreal and Toronto from which we distribute our products to the retail locations. We use a sophisticated point-of-sale system to manage our inventory requirements and efficiently distribute inventory to the retail locations.

We provide our customers with a wide range of choices for wireless products and services from different service providers and manufacturers. We are not locked into an agreement with any one wireless service provider. Therefore, we maintain the flexibility to provide our customers with more services than our competition. In addition, our flexibility and speed, supported by our professional sales consultants, we believe provides our customers with extensive technical support in both product knowledge and service programs. We believe this “one-stop wireless shop” concept differs from the conventional wireless store business model employed by most of our competitors. The “one-stop wireless shop” concept delivers customers with an optimum wireless solution based on their particular needs and expectations.

Our suppliers provide a full refund policy on most of their products which we extend to our customers. This refund policy minimizes our loss of profit margins as a result of returned products.

In addition, we benefit from protection mechanisms from our suppliers that protect our margins against erosion. Any changes in the retail price of handsets, allows us to claim the reduction in profit through carrier credits. These handsets are the largest selling product in terms of dollar value that we sell.

28

Competition

We face competition from a variety of retailers. Among them are wireless carrier shops, large retailers and specialized wireless and telephone shops.

Wireless Carriers’ Shops. We face competition from the established corporate stores of wireless carries and their dealers. In this area our primary competitors are the following:

* Bell World

* Rogers AT&T

* Telus Mobility; and

* Fido

The above retailers sell only the wireless products and services of their respective carriers. In addition, these retail outlets in all cases except Bell World do not promote products or services other than wireless products.

We believe our product offering is superior to those offered by these retail outlets as TelePlus offers a “one-stop wireless shop” concept by promoting under one roof a variety of wireless and communication products. This concept differs from conventional wireless stores as consumers are guided towards an optimum wireless solution based on their needs and expectations.

Large Retailers. TelePlus also competes against large retailers that only promote wireless boxed products. The largest of these retailers in Canada are:

* FutureShop

* Office Depot;  and

* Best Buy

We intend to provide our full range of services through Wal-Mart and Sam’s Club warehouses in Canada.

Specialized Wireless & Phone Retailers. These stores are direct competitors to TelePlus’ “one-stop wireless store” concept. TelePlus’ main competitors are:

* Cabine Telephonique, which operates 42 stores primarily in Quebec and Ontario and promotes all brands of wireless products in addition to home phones and related products;

* Wireless Wave, which operates 69 stores primarily in Western Canada and Toronto. Its product line, however, is limited to wireless products and services; and

* Radio Shack, which operates 900 stores across Canada and sells the wireless services of Rogers AT&T in addition to a variety of phone products and services.

* Others. In addition to the above-mentioned competitors, TelePlus faces competition from a variety of independent retailers promoting one to a few wireless carriers’ products and services. In the last year, however, wireless carriers have been limiting their issuance of new retail licenses and some of them have even started reducing the number of issued retail licenses to consolidate their efforts with larger customers such as TelePlus. This trend is expected to continue in the coming year and it should prevent additional competitors in the marketplace; thus, protecting TelePlus’ market-share.

29

Governmental Regulations

Many governmental regulations may impact our business, which could affect our ability to conduct business. Any new law or regulation, or the application or interpretation of existing laws, may decrease our ability to conduct business across state lines within the U.S. or across the Canadian border. We do not, however, anticipate there will be an increase in the number of laws and regulations pertaining to the wireless products and service retail business that could decrease the demand for our services, increase our costs or otherwise adversely affect our business.

In addition, we cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our activities, or what the effect of any such legislation or regulations on our business would be.

Costs And Effects Of Compliance With Environmental Laws

Currently, we are unaware of any environmental laws that affect the types of products or services that we provide. At this time we do not anticipate utilizing any chemicals or products not approved for use or resale in the US or Canada.

Intellectual Properties

TelePlus filed an application to obtain “SimplySellular” as a trademark. We intend to protect of our copyrights, service marks, trademarks, and trade secrets and intend to rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We plan to enter into confidentiality agreements with our to be acquired operators, consultants and strategic partners in order to limit access to and disclosure of our proprietary rights. These contractual arrangements or the other steps taken by us to protect our proprietary rights may not prove sufficient to prevent misappropriation or to deter independent third-party from the use of our proprietary information. We plan to pursue the registration of our trademarks and service marks in the US and Canada.

Employees

TelePlus has a total of 130 employees, 90 of which are employed on a full-time basis.

30

MANAGEMENT

Officers And Directors

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of August 20, 2004, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

Name of Director/ Executive Officer	Age	Position	Period Served

Marius Silvasan	30	Chief Executive Officer and Director	October 2003 to Present

Robert B. Krebs	47	Chief Financial Officer and Director	February 2004 to Present

Michael L. Karpheden	43	Director	March 2004 to Present

Hakan Wretsell	44	Director	March 2004 to Present

Below are the biographies of each of our officers and directors as of August 20, 2004.

Marius Silvasan, Chief Executive Officer and Chairman of the Board of Directors, has worked as an officer for TelePlus since January 1999 and has served as our CEO and as a Director since October 2003. Prior to joining TelePlus, Mr. Silvasan held the position of President and CEO for Visioneer Calling Card Inc. and Alliance TeleCard Corp. from 1995 to June 1999. Prior to Visioneer and Alliance Mr. Silvasan held the position of National Sales Manager for The Home Phone Club from 1990 to 1995. Graduate of the HEC University in Montreal, Mr. Silvasan holds a B.A.C. in business administration and an MBA (2003).

Robert Krebs, Chief Financial Officer and Director, has served as our Chief Financial, Officer and as a Director since February 2004. Prior to joining the Company, Mr. Krebs worked as a business consultant from December 2002 to February 2003. He also served as Vice-President, Finance for GB MICRO, and Electronics from April 1994 to December 2002. Prior to GB MICRO Mr. Krebs served as Controller for Future Electronics from July 1989 to July 1992 and Le Chateau retail stores from February 1986 to July 1989. Mr. Krebs holds a C.A. and a Bachelor of Commerce both from McGill University. Mr. Krebs is an active member of the Canadian Institute of Chartered Accountants.

Michael L. Karpheden, Director, has served as a Director of TelePlus since March 2004. Mr. Karpheden has served as President of Business Growth Consultants Inc., since January 2003. He has concurrently held this position with positions at other companies discussed below since January 2003. From January 2003 to June 2003, Mr. Karpheden was a sales representative for First Investors 2003. From February 2001 to January 2003, Mr. Karpheden held various positions at STRAX, Inc., that included Chief Operating Officer and VP Finance and Operations. STRAX, Inc., is a distributor of mobile phones and accessories, based in Miami, Florida. Mr. Karpheden is a veteran in the wireless industry having worked for Ericsson Mobile Phones for a twelve-year period from 1989 to 2001. While at Ericsson, Mr. Karpheden held, among others, the position of VP Finance & Logistics, Americas Region and President and CFO/Director of Finance for Ericsson Telecommunications in Moscow Russia. Mr. Karpheden holds a degree in Business and Management from the University of Lund in Sweden.

Hakan Wretsell, Director, has served as a Director of TelePlus since March 2004. Mr. Wretsell currently serves as President of Let’s Spice, based in Sweden. Between 2000 and 2003, Mr. Wretsell held the position of President for STRAX Inc. Mr. Wretsell has over sixteen years experience in the wireless industry. Fourteen of those years, from 1987 to 2000, he spent at Ericsson having held, among others, the position of Executive VP and GM, Americas Region and VP Sales and Marketing, Latin America Region. Mr. Wretsell holds a degree in Business and Management from the Universities of Umea, Uppsala and Lund in Sweden.

31

Involvement In Legal Proceedings

None of our executive officers or directors have been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

None of our executive officers or directors have been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

None of our executive officers or directors are the subject of any pending legal proceedings.

Audit Committee

Messrs. Karpheden and Hakan serve on TelePlus’ audit committee. The audit committee reports to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our internal accounting controls

Executive Compensation

The following table sets forth, for the fiscal year ended December 31, 2003, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated (the “Named Executive Officers”), with respect to services rendered by such persons to TelePlus and its subsidiaries.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	ANNUAL COMPENSATION					LONG-TERM COMPENSATION

	YEAR		SALARY	BONUS	OTHER COMPENSATION	RESTRICTED STOCK AWARDS	SECURITIES UNDERLYING OPTIONS		OTHER COMPENSATION

Marius Silvasan,	2003	(1)	$24,778	—	—	—	$1,500,000	(3)	—
CEO and Director

Thomas C. Whalen	2003	(2)	$0	—	—	—	—		—
Former President,	2002		$0	—	—	—	—		—
CEO, Secretary,	2001		$0	—	—	—	—		—
Treasurer and
Director

(1)	Elected by written consent of the Board of Directors on October 10, 2003.

(2)	Resigned effective October 10, 2003.

(3)	Mr. Silvasan’s employment agreement includes options to purchase 2,000,000 and 2,500,000 shares of our common stock that vests on June 1, 2005 and June 1, 2006 respectively.

32

Option Grants

The following table sets forth the options we have granted to our Named Executive Officers.

OPTION/SAR GRANTS

Name	Number Of Securities Underlying Options/SARs Granted (#)	Percent Of Total Options/SARs Granted To Employees In Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date

(a)	(b)	(c)	(d)	(e)

Marius Silvasan	1,500,000	50%	$0.65	June, 2006
President, CEO and Director

TelePlus has no stock option plans. Options have been granted under an employment agreement.

Compensation Of Directors

We compensate our board members $2,000 for each director’s meeting and 30,000 shares of our common stock for every year served as a director. From time to time, our management, in its sole discretion, may assign special projects to a board member.

Employment Agreements

The following is a summary of the material terms of employment agreements we have with our Named Executive Officers as of August 20, 2004:

Employment Agreement with Marius Silvasan

Position:	Chief Executive Officer and Chairman

Salary:	$200,000 per annum

Term	From June 1, 2004 until November 30, 2008

Renewals:	No renewals

Stock Options:

(a)    1,500,000 shares at an exercise price of $0.65 that vest 6 months following commencement date.

(b)    2,000,000 shares at an exercise price of USD $0.70 that vest 12 months following commencement date.

(c)    2,500,000 shares at an exercise price of USD $0.75 that vest 24 months following commencement date.

33

DESCRIPTION OF PROPERTY

We do not own any real estate. Instead we lease space for our executive offices and retail stores. Our executive offices are located at 465 St. Jean, Suite 601, Montreal, P.Q. H2Y 2R6. We lease approximately 3,500 square feet, pursuant to a written lease agreement that expires in November 2007. The aggregate annual base rental for this space is $33,000.

We also lease between 200 and 600 square feet of space for each of our 38 TelePlus-branded retail locations, which are located throughout Canada. The monthly rent for such locations range from $1,200.00 to $4,600.00, with an average monthly rent of $2,900.00. We also operate the retail wireless locations at five Sam's Club© under license agreements with Wal-Mart Canada Corp., which provide for approximately 80 square feet of retail space in exchange for a monthly license fee of $720.00 per license per month, as well as a percentage of gross sales.

LEGAL PROCEEDINGS

The following legal actions have been brought against TelePlus. We do not believe these legal proceedings will have a materially adverse affect on our business or its results of operations, nevertheless such proceedings are disclosed.

Berkowitz, Rosenbaum and BG Holdings, LLC v. TelePlus. We are currently defending an action brought against us by Ivan Bertkowitz, Michael Rosenbaum and BG Holdings, LLC, in the Supreme Court of the State of New York. The action arises out of a proposed financing transaction that was never consummated and therefore, terminated by TelePlus. That transaction contemplated that (i) we would be merged with a subsidiary of a non-operating, publicly owned “shell” company; (ii) the shareholders of TelePlus would become the controlling shareholders of the shell company; and (iii) thereafter several prospective purchasers would purchase shares of stock of such shell company. The contemplated transactions were to have closed by the later of September 15, 2003 or the delivery of a notice that TelePlus declined such funding. The closing did not occur on September 15, 2003. Those prospective investors, who are the complaining parties in this lawsuit, never purchased any shares of the shell company and never formally offered to otherwise provide funds to us. Accordingly, on September 23, 2003, we notified the shell company that we were not going to proceed with the merger and notified the prospective investors that we were declining any funding from them. The complaining parties filed their action against us seeking a temporary restraining order and other injunctive relief. On October 2, 2003, the Court denied the motion for a temporary restraining order against. A hearing on the motion for the other injunctive relief occurred on October 16, 2003 and such motion was rejected on March 3, 2004. As of August 2004, this litigation matter is pending trial.

Minister of Revenue v. TelePlus. TelePlus is involved in proceedings with the Minister of Revenue of Quebec. The Minister of Revenue of Quebec has proposed an assessment of for the goods and services tax and Quebec sales tax of approximately $350,446. The proposed tax assessment is for $197,173 for sales tax and $257,440 for good and services tax. TelePlus believes that certain deductions initially disallowed by the Minister of Revenue of Quebec for the sales tax are deductible and is in the process of compiling the deductions to the Minister of Revenue of Quebec. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies. As of August 2004, this matter is pending a response from the Ministry of Revenue as to its determination regarding our assessment.

34

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of August 20, 2004 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)(4)

	Marius Silvasan	43,300,000	(2)(5)	63.0%
	465 St. Jean, Suite 601 Montreal, Quebec H2Y 2R6

	All Officers and Directors as a Group	43,300,000		63.0%

SECURITY OWNERSHIP OF MANAGEMENT
Title of Class	Name and address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class (1)(3)

	Marius Silvasan	43,300,000	(2)(4)	63.0%
	465 St. Jean, Suite 601 Montreal, Quebec H2Y 2R6

	Michael L. Karpheden	10,000		*
	8510 SW 149 Ave. # 1115 Miami, Florida 33193

	Hakan Wretsell	10,000		*
	465 St. Jean, Suite 601 Montreal, Quebec H2Y 2R6

	Robert Krebs	40,000	(4)	*
	465 St. Jean, Suite 601 Montreal, Quebec H2Y 2R6

	All Officers and Directors as a Group	43,300,000		63.0%

_______________

(1)    Less than 1%.

(2)    Owned through Visioneer Holdings Group, Inc., which is owned by Mr. Silvasan.

(3)    Applicable percentage of ownership is based on 67,222,598 shares of common stock outstanding as of August 20, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of August 20, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)   Messrs. Silvasan and Krebs own respectively options to purchase 1,500,000 and 40,000 shares of our common stock that are exercisable within 60 days of August 20, 2004

35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 10, 2003, Visioneer Holdings Group subscribed to purchase 18,050,000 restricted, newly issued shares of our common stock. Also on that same date, Visioneer Holdings Group purchased 23,750,000 shares of issued and outstanding common stock from Thomas Whalen, our former Chief Executive Officer. As a result of the subscriptions and the purchase, the control of TelePlus shifted to Marius Silvasan, our current Chief Executive Officer, as Mr. Silvasan is the beneficial owner of the shares of common stock held by Visioneer Holdings Group.

We paid fees of $24,778 and $38,661 to Visioneer Holdings Group for consulting services for 2003 and 2002, respectively. Visioneer Holdings Group is owned by Marius Silvasan, our Chief Executive Officer and majority shareholder. Each transaction was an arms length transaction and the terms of each transaction were filly disclosed to our Board of Directors.

We did not give anything of value to, or receive anything of value from, any promoter during the fiscal years 2003 or 2002.

36

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a)    Market Information

“Bid” and “asked” offers for the common stock are listed on the NASDAQ Over-the-Counter Bulletin Board published by the National Quotation Bureau, Inc. Our common stock began trading in the first quarter of 2003, under the trading symbol, “HBOG”. The symbol was changed to “TLPE” in connection with our name change on October 10, 2003.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR 2003	High Bid	Low Bid

Quarter Ended March 31, 2003	$0.10	$0.05
Quarter Ended June 30, 2003	$0.10	$0.10
Quarter Ended September 30, 2003	$0.10	$0.05
Quarter Ended December 31, 2003	$1.96	$0.53

YEAR 2004	High Bid	Low Bid

Quarter Ended March 31, 2004	$4.05	$0.85
Quarter Ended June 30, 2004	$2.33	$0.53

(b)   Holders Of Common Stock

As of August 20, 2004, we had approximately 47 shareholders of our common stock and 67,222,598 shares of our common stock were issued and outstanding.

(c)   Dividends

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

(d)    Securities Authorized For Issuance Under Equity Compensation Plans

None.

37

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 150,000,000 shares of common stock, $0.01 par value per share. As of August 20, 2004, there were 67,222,598 outstanding shares of common stock. We are authorized to issue 10,000,000 shares of preferred stock but to date none of the shares of preferred stock have been issued and none are outstanding. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common s tock are, therefore, unlikely in the foreseeable future.

Preferred Stock

We are authorized to issue 10,000,000 shares of $0.01 par value preferred stock, none of which is outstanding. The preferred stock, which is commonly known as “blank check preferred”, may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

Convertible Debentures

We have secured convertible debentures convertible into approximately 7,142,857 shares of our common stock. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debentures are convertible into our common stock at the holder’s option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 100% of the average of the three lowest volume weighted average prices of our common stock for the 30 trading days immediately preceding the conversion date. These debentures are secured by all of our assets. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of co mmon stock at a conversion price similar to the terms described above. We have the right to redeem the debentures upon 15 business days' notice for 120% of the amount redeemed.

Limitation Of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of TelePlus. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of TelePlus pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

38

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of TelePlus that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with TelePlus’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of TelePlus by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

39

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective August 25, 2004, the client-auditor relationship between TelePlus Enterprises and Bateman & Co., Inc., P.C. ceased as the former principal independent accountant was dismissed. On that same day, we engaged Lopez, Blevins, Bork & Associates, LLP as our principal independent accountant to audit our financial statements for the fiscal year ended December 31, 2004. The decision to change accountants from Bateman to Lopez was recommended by the Audit Committee of the Board of Directors of the Company and approved by the Board of Directors. Bateman succeeded Malone & Bailey, PLLC. Bateman served as our independent public accountant from August 16, 2004 to the date of Bateman’s dismissal. Bateman reviewed our financial statements for the interim period ended June 30, 2004; however, Bateman did not audit or issue any report on our financial sta tements. We previously provided the disclosure required by Item 304 of Regulation S-B regarding the change of accountants from Malone to Bateman, including a letter from Malone, on its Form 8-K filed with the SEC on August 16, 2004. The auditing partner in charge of auditing our financial statements has remained the same, but he left Malone, joined Bateman for brief period of time, and left Bateman to start Lopez which is now a registered public accounting firm.

Malone & Bailey’s audit reports as of December 31, 2003 and 2002 and for the two years then ended on the Amarillo Biosciences, Inc.'s consolidated financial statements, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased, and the interim period up to and including the date the relationship with Bateman ceased, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

In connection with the audits of our last two fiscal years ended December 31, 2003 and 2002, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased, and the interim period up to and including the date the relationship with Bateman ceased, there have been no disagreements with Malone or Bateman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Malone or Bateman would have caused Malone or Bateman (had Bateman issued a report) to make reference to the subject matter of the disagreement(s) in connection with its report on the our financial statements. There have been no reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-B during our two most recent fis cal years ended December 31, 2003, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased, and the interim period up to and including the date the relationship with Bateman ceased.

We have authorized Bateman to respond fully to any inquiries of any new auditors hired by TelePlus relating to their engagement as our principal independent accountant. We have requested that Bateman review the disclosure and Bateman has been given an opportunity to furnish us with a letter addressed to the SEC containing any new information, clarification of our expression of its views, or the respect in which it does not agree with the statements made by TelePlus herein. Such letter is filed as an exhibit to this Report.

We have not previously consulted with Lopez regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instructions) between TelePlus and Bateman, our previous principal independent accountant, as there were no such disagreements, or an other reportable event (as defined in Item 304(a)(1)(iv)(B) of Regulation S-B) during our two most recent fiscal years ended December 31, 2003, and any later interim period, including the interim period up to and including the date the relationship with Malone ceased, and any interim period up to and including the date the relationship with Bate man ceased. Neither have we received any written report nor any oral advice concluding that there was an important factor to be considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue.

Lopez has reviewed the disclosure in this Report before it was filed with the SEC and has been provided an opportunity to furnish us with a letter addressed to the SEC containing any new information, clarification of our expression of our views, or the respects in which it does not agree with the statements made by us in response to Item 304 of Regulation S-B. Lopez did not furnish such a letter to the SEC

40

EXPERTS

The consolidated financial statements for the years ended December 31, 2003 and 2002, included in this prospectus, and incorporated by reference in the registration statement, have been audited by Lopez, Blevins, Bork & Associates, L.L.P. independent auditors, as stated in their report appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon the reports of Lopez, Blevins, Bork & Associates, L.L.P. given upon their authority as experts in accounting and auditing.

Transfer Agent

The transfer agent for our common stock is Transfer Online, Inc. Their address is 227 SW Pine Street. Suite 300, Portland, Oregon 92704, and their telephone number is (503) 227-2950.

LEGAL MATTERS

The Law Offices of Michael E. Kulwin will pass upon the validity of the shares of common stock offered hereby.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to E/S Corporation and the shares to which this prospectus relates. Copies of the registration statement and other information filed by TelePlus with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fif th Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as TelePlus which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

41

FINANCIAL STATEMENTS

TABLE OF CONTENTS

PAGE

FINANCIAL STATEMENTS AS OF JUNE 30, 2004 (UNAUDITED)
Consolidated Balance Sheet for the Quarter Ended June 30, 20004	F-2
Consolidated Statement of Operations for the Quarter Ended June 30, 2004,
and the Quarter Ended March 31, 2003	F-3
Consolidated Statement of Cash Flows for the Quarter Ended June 30, 2004
and the Quarter Ended March 31, 2003	F-4
Notes to Financial Statements	F-5
FINANCIAL STATEMENTS FOR DECEMBER 31, 2003 AND DECEMBER 31, 2002 (AUDITED)
Independent Auditors’ Report	F-6
Consolidated Balance Sheet for the Year Ended December 31, 2003	F-7
Consolidated Statement of Operations for the Years Ended December 31, 2003 and December 31, 2002	F-9
Consolidated Statement of Stockholders’ Equity for the Years Ended December 31, 2003
and December 31, 2002	F-9
Statement of Cash Flows for the Years Ended December 31, 2003 and December 31, 2002	F-10
Notes to Financial Statements	F-11 – F-15

F-1

TELEPLUS ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEET
June 30, 2004

ASSETS

Current assets
Cash	$109,814
Accounts receivable, net of allowance of $5,000	485,174
Inventories	876,770
Prepaid expenses	175,370

Total current assets	1,647,128

Property and equipment, net	739,717
Goodwill	312,075
Other assets	202,783

Total assets	$2,901,703

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$2,114,635
Accrued expenses	629,625

Total current liabilities	2,744,260

Commitments and Contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding
Common stock, $.001 par value, 150,000,000 shares authorized, 66,964,500 shares issued and outstanding	66,965
Additional paid in capital	1,374,863
Accumulated deficit	(1,298,646)
Accumulated other comprehensive income	14,261

Total Shareholders’ Equity	157,443

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,901,703

See accompanying summary of accounting policies and notes to consolidated financial statements.

F-2

TELEPLUS ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Revenues	$2,461,805	$1,588,778	$4,844,086	$3,053,751

Cost of revenues	1,783,369	1,217,163	3,664,228	2,339,479

Gross profit	678,436	371,615	1,179,858	714,272

General, administrative and selling	939,977	590,157	1,793,344	1,284,345

Loss from operations	(261,541)	(218,542)	(613,486)	(570,073)

Income tax expense	—	—	—	—

Net loss	$(261,541)	$(218,542)	$(613,486)	$(570,073)

Net loss per share:
Basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted averaged shares outstanding:
Basic and diluted	66,729,034	46,312,500	66,431,005	46,312,500

See accompanying summary of accounting policies and notes to consolidated financial statements.

F-3

TELEPLUS ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(613,486)	$(570,073)
Adjustments to reconcile net loss to used in operating activities:
Depreciation and amortization	94,397	43,404
Changes in assets and liabilities:
Accounts receivable	719,119	34,438
Inventories	9,090	253,102
Prepaid expenses	(79,223)	(5,154)
Other assets	(70,685)	(5,634)
Accounts payable	(482,163)	376,379
Accrued expenses	22,850	6,193
Income taxes	—	(7,170)

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	(400,101)	125,485

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business	(47,000)	—
Capital expenditures	(62,123)	(191,557)

CASH FLOWS FROM INVESTING ACTIVITIES	(109,123)	(191,557)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on loans payable – shareholders	—	(12,789)
Proceeds from issuance of common stock, net	506,700	—

CASH FLOWS FROM FINANCING ACTIVITIES	506,700	(12,789)

Effect of Exchange Rate Changes on Cash	11,534	2,724

NET INCREASE (DECREASE) IN CASH	9,010	(76,137)
Cash, beginning of period	100,804	76,137

Cash, end of period	$109,814	$—

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$—	$—

See accompanying summary of accounting policies and notes to consolidated financial statements.

F-4

TELEPLUS ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NOTE 1 - PRESENTATION

The balance sheet of TELEPLUS ENTERPRISES, INC. (“Teleplus”) as of June 30, 2004, the related consolidated statements of operations for the three and six months ended June 30, 2004 and 2003 and the consolidated statements of cash flows for the six months ended June 30, 2004 and 2003 included in the consolidated financial statements have been prepared by Teleplus without audit. In the opinion of management, the accompanying consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly Teleplus’ consolidated financial position and results of operations. The consolidated results of operations for the three and six months ended June 30, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. Notes to the financial statements which would substanti ally duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended December 31, 2003 to be reported in Form 10-KSB, have been omitted.

NOTE 2 – STOCK OPTIONS

Teleplus has elected to follow APB 25, “Accounting for Stock Issued to Employees.” Accordingly, since employee stock options are granted at market price on the date of grant, no compensation expense is recognized. However, SFAS 123 requires presentation of pro forma net income and earnings per share as if the Company had accounted for its employee stock options granted under the fair value method of that statement. For the six months ended June 2004 and 2003, there was no impact on net income; therefore, the pro forma disclosure requirements prescribed by SFAS 123 are not significant to Teleplus. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

	June 30, 2004	June 30, 2003

Dividend Yield	0.00%	n/a
Volatility	0.75	n/a

Risk-Free Interest Rate	3.00%	n/a
Expected Life	2	n/a

F-5

The pro forma effect on net loss as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock option or purchase right was as follows for the six month period ended June 30, 2004 and 2003:

	2004	2003

Net loss, as reported	$(613,486)	$(570,073)
Add: Stock-Based Employee Compensation Included in Reported Net Earnings (Loss), Net of Related Tax Effects	—	—

Less: Stock-Based Employee Compensation Expense Determined under Fair-Value Based Method for All Awards, Net of Related Tax Effects	(—)	(—)

PRO FORMA NET EARNINGS (LOSS)	$(613,486)	$(570,073)

Net Loss Per Share:
As Reported	$(0.01)	$(0.01)
Pro Forma	$(0.01)	$(0.01)

Diluted Net Loss Per Share
As Reported	$(0.01)	$(0.00)
Pro Forma	$(0.01)	$(0.01)

Option activity was as follows for the nine months ended June 30, 2004:

	Shares	Weighted-Average Exercise Price

Outstanding at beginning of year	—	n/a
Granted	1,500,000	0.65
Assumed through acquisitions	—	—
Exercised	—	—
Forfeited/Cancelled	—	—

Outstanding at end of period	1,500,000	0.65

Exercisable at period end	—	$0.65

Information about options outstanding was as follows at June 30, 2004: Teleplus issued the following options: 1,500,000 options with an exercise price of $0.65 that vest 6 months from the date of issuance or December 1, 2004; 2,000,000 options with an exercise price of $0.70 that vest June 1, 2005; and 2,500,000 options with an exercise price of $0.80 that vest June 1, 2006. The options have a life of 2 years.

NOTE 3 – COMMON STOCK

In 2004, Teleplus received a $1,000,000 commitment to purchase 1,000,000 shares of common stock of which $500,000 has been received as of June 30, 2004.

In 2004, Teleplus sold $100,000 in connection with a private placement memorandum for $1.00 per share. As of the date of this report no shares had been issued.

F-6

In 2004, Teleplus acquired Smart Cell, Ltd., a British Columbia, Canada corporation for $64,000 in cash and 285,000 shares of common stock and 240,000 shares of common stock to be issued on the next year.

In 2004, Teleplus sold 57,000 in connection with a private placement memorandum for $0.10 per share.

NOTE 4 – COMMITMENTS

Employment Agreement

In June 2004, Teleplus entered into an employment agreement with its Chief Executive Officer and Chairman of the Board for annual compensation of $200,000 from June 1, 2004 through November 30, 2008. In connection with the employment agreement, Teleplus will also issue the following options: 1,500,000 options with an exercise price of $0.65 that vest 6 months from the date of issuance; 2,000,000 options with an exercise price of $0.70 that vest June 1, 2005; and 2,500,000 options with an exercise price of $0.80 that vest June 1, 2006. The options have a life of 2 years.

NOTE 5 – ACQUISITION

In May 2004, Teleplus acquired all of the outstanding stock of Smart Cell, Ltd. The acquisition adds 5 Western Canadian retail locations and gives Teleplus the ability to continue its expansion in western Canada. These factors contribute to a purchase price in excess of the fair value of Smart Cell, Ltd.’s net assets, and as a result, Teleplus has recorded goodwill in connection with this transaction.

The total purchase price is approximately $420,000.

The preliminary allocation to the assets acquired assumed based on the estimated fair values was as follows:

Inventory	$42,047
Furniture and fixtures	65,628
Goodwill	312,075

$419,750

Based on a preliminary estimate, no amount has been allocated to other intangible assets and development, and $312,075 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment, at least annually. Any change in the fair value of the net assets of Smart Cell, Ltd. will change the amount of the purchase price allocable to goodwill.

The results of operations of Smart Cell, Ltd. have been included in Teleplus’ consolidated statements of operations since the completion of the acquisition in May 2004. Results of operations for Smart Cell, Ltd. for periods prior to the acquisition were not material to Teleplus and accordingly pro forma results of operations have not been presented.

NOTE 4 – SUBSEQUENT EVENT

On July 12, 2004, Teleplus secured $11,000,000 in financing from Cornell Capital Partners LP. The terms of the transaction call for TelePlus to receive initial funding in the amount of $1,000,000 payable in three (3) installments: $450,000 payable on closing, $400,000 payable upon filing of a registration statement and the balance of $150,000 payable upon the registration statement becoming effective. As part of the transaction the Company also secured $10,000,000 under a Standby Equity Agreement. Teleplus can draw the funds under the Standby Equity Agreement over a 24 month period based on Teleplus’ funding requirements subject to an effective registration with the SEC. The proceeds will be used to finance existing and future acquisitions, capital expenditures, increases in inventory and for general working purposes. At July 16, 2004, Teleplus received the first installment of $450,000. Agreements pertaining to the financing arrangement will be filed as exhibits to the registration statement once filed. In connection with the Standby Equity Agreement Teleplus issued 258,098 shares of common stock as financing costs.

F-7

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
TelePlus Enterprises, Inc.
Montreal, Canada

We have audited the accompanying consolidated balance sheet of TelePlus Enterprises, Inc. as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the two years then ended December 31, 2003 and December 31, 2002. These consolidated financial statements are the responsibility of TelePlus’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TelePlus Enterprises, Inc. as of December 31, 2003, and the results of its consolidated operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

August 25, 2004

F-8

TELEPLUS ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2003

ASSETS

Current assets
Cash	$100,804
Accounts receivable	1,204,293
Inventories	843,813
Prepaid expenses	96,147

Total current assets	2,245,057

Property and equipment, net	706,363

Other assets	132,098

Total assets	$3,083,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$2,596,799
Accrued expenses	436,375

Total current liabilities	3,033,174

Commitments and Contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding
Common stock, $.001 par value, 150,000,000 shares authorized, 66,122,500 shares issued and outstanding	66,123
Additional paid in capital	666,655
Accumulated deficit	(685,160)
Accumulated other comprehensive income	2,726

Total Shareholders’ Equity	50,344

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,083,518

See accompanying summary of accounting policies and notes to consolidated financial statements.

F-9

TELEPLUS ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,

	2003	2002

Net revenues	$7,651,975	$5,193,036
Cost of revenues	5,577,043	3,502,538

Gross margin	2,074,932	1,690,498

General, administrative and selling	2,786,603	1,646,221

Income (loss) from operations	(711,671)	44,277

Provision (benefit) for income taxes	(4,116)	10,404

Net income (loss)	$(715,787)	$33,873

Net income per share:
Net income - basic and diluted	(0.01)	0.00

Weighted average shares outstanding:
Basic and diluted	50,714,144	46,312,500

See accompanying summary of accounting policies and notes to consolidated financial statements.

F-10

TELEPLUS ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common Stock		Additional		Other
			Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income	Total
Balance, December 31, 2001	46,312,500	$46,313	$—	$(3,246)	$(1,399)	$41,668

Comprehensive income:

Net income	—	—	—	33,873	—	33,873

Foreign currency translation	—	—	—	—	493	493

Comprehensive income						34,366

Balance, December 31, 2002	46,312,500	46,313	—	30,627	(906)	76,034

Comprehensive loss:

Net loss	—	—	—	(715,787)	—	(715,787)

Foreign currency translation	—	—	—	—	3,632	3,632

Comprehensive loss						(712,155)

Issuance of common stock in connection with recapitalization	19,000,000	19,000	(8,373)	—	—	10,627

Issuance of common stock for cash, net	810,000	810	675,028	—	—	675,838

Balance, December 31, 2003	66,122,500	$66,123	$666,655	$(685,160)	$2,726	$50,344

See accompanying summary of accounting policies and notes to consolidated financial statements.

F-11

TELEPLUS ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(715,787)	$33,873
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	134,440	54,912
Changes in assets and liabilities:
Accounts receivable	(1,021,362)	(43,270)
Inventories	(226,293)	(334,955)
Prepaid expenses	(67,893)	(17,413)
Other assets	(74,939)	(57,159)
Accounts payable	1,515,116	512,584
Accrued expenses	346,411	89,964
Income taxes	(25,898)	10,577

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	(136,205)	249,113

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(505,809)	(248,392)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on loans payable - shareholders	(12,789)	(39,648)
Proceeds from issuance of common stock, net	675,838	—

CASH FLOWS FROM FINANCING ACTIVITIES	663,049	(39,648)

Effect of Exchange Rate Changes on Cash	3,632	493

NET INCREASE (DECREASE) IN CASH	24,667	(38,434)
Cash, beginning of period	76,137	114,571

Cash, end of period	$100,804	$76,137

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$2,458	$3,706

Net assets acquired in reverse merger	$10,627	$—

See accompanying summary of accounting policies and notes to consolidated financial statements.

F-12

TELEPLUS ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

Nature of business. TelePlus Enterprises, Inc. (“TelePlus”) markets a wide range of wireless and home telephony products and services including an exclusive line of unlocked GSM mobile phones, through its wholly owned subsidiary TelePlus Retail Services, Inc. (“Retail”). TelePlus, as of December 31, 2003, owns and operates 26 retail stores selling a variety of wireless and home telephony products and services in the provinces of Ontario and Quebec, Canada. TelePlus was incorporated in Nevada in January 1999.

In October 2003, Visioneer Holdings Group, Inc. (“Visioneer”), subscribed to 18,050,000 and its partners subscribed to 4,512,500 newly issued shares of Herbalorganics.com, Inc. (“Herbalorganics”) and on that same date Visioneer acquired 23,750,000 shares of Herbalorganics. As a result of the transactions, Visioneer acquired control of Herbalorganics. In connection with the transactions Herbalorganics changed its name to TelePlus Enterprises, Inc. (“TelePlus”). After the above transactions, there were 65,312,500 shares of common stock outstanding. Herbalorganics retained 19,000,000 shares of common stock.

In October 2003, TelePlus formed a wholly owned subsidiary TelePlus Retail Services, Inc. (“Retail”), a Quebec, Canada Corporation. Retail acquired certain assets and assumed certain liabilities from 3577996 Canada, Inc. 3577996 Canada, Inc. is controlled by the shareholders of Visioneer.

For accounting purposes, this transaction was treated as an acquisition of Herbalorganics and a recapitalization of 3577996 Canada, Inc. 3577996 Canada, Inc. is the accounting acquirer and the results of its operations carryover. Accordingly, the operations of Herbalorganics are not carried over and will be adjusted to $0. In connection with the reverse merger, 3577996 Canada, Inc. acquired $11,327 in cash and assumed $700 in liabilities.

Principles of Consolidation

The consolidated financial statements include the accounts of TelePlus’ wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less.

Inventories

Inventories consist of wireless and telephony products and related accessories and are stated at the lower of cost, determined by average cost method, or market.

Long-Lived Assets

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of machinery and equipment (three to seven years). The majority of TelePlus’ long-lived assets are located in Canada. TelePlus performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

F-13

Revenue Recognition

TelePlus’ revenue is generated primarily from the sale of wireless, telephony products and accessories to end users. TelePlus recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

TelePlus recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, TelePlus reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

TelePlus’ suppliers generally warrant the products distributed by TelePlus and allow returns of defective products, including those that have been returned to TelePlus by its customers. TelePlus does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

Advertising

Costs incurred in connection with advertising are charged to expense as incurred. Advertising expense was approximately $27,000 and $125,000 for 2003 and 2002, respectively.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. TelePlus records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Foreign Currency Translation

The Canadian dollar is the functional currency of TelePlus. Transactions in foreign currency are translated at rates of exchange rates ruling at the transaction date. Monetary assets and liabilities denominated in foreign currencies are retranslated at rates ruling at the balance sheet date. The resulting translation adjustment is recorded as a separate component of comprehensive income within stockholders’ equity.

Basic Net Income (Loss) per Share

Basic income (loss) per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Fair Value of Financial Instruments

The recorded amounts of cash and cash equivalents, short-term borrowings, accounts payable and accrued expenses approximate their respective fair values because of the short maturity of those instruments and the variable nature of any underlying interest rates. The rates of fixed obligations approximate the rates of the variable obligations. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying value.

Concentrations of Credit Risk

Financial instruments which potentially subject TelePlus to concentrations of credit risk consist primarily of cash, cash equivalents, and trade accounts receivable. TelePlus maintains its cash and cash equivalents with high quality financial institutions as determined by TelePlus’ management. To reduce risk of trade accounts receivable, ongoing credit evaluations of customers’ financial condition are performed, guarantees or other collateral may be required and TelePlus maintains a broad customer base.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (the “Statement”). The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement had no effect on TelePlus’ consolidated financial statements.

F-14

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”) Consolidation of Variable Interest Entities, which addresses the consolidation of variable interest entities (“VIEs”) by business enterprises that are the primary beneficiaries. A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the enterprise that has the majority of the risks or rewards associated with the VIE. In December 2003, the FASB issued a revision to FIN 46, Interpretation No. 46R (“FIN 46R”), to clarify some of the provisions of FIN 46, and to defer certain entities from adopting until the end of the first interim or annual reporting period ending after March 15, 2004. Application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. We believe we have no arrangements that would require the application of FIN 46R. We have no material off-balance sheet arrangements.

NOTE 2 - ACCOUNTS RECEIVABLE

TelePlus’ trade accounts receivable are shown net of allowance for doubtful accounts of $8,000 at December 31, 2003 as follows:

Accounts receivable	$1,204,293
Less: Allowance for doubtful accounts	0

$1,204,293

TelePlus maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of TelePlus’ customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property, plant, and equipment, at December 31, 2003 are as follows:

Equipment	$39,248
Furniture and fixtures	61,089
Business software	76,431
Leasehold improvements	745,954

922,722
Less: accumulated depreciation and Amortization	(216,359)

$706,363

Depreciation and amortization expense was $134,440 and $54,912 for 2003 and 2002, respectively.

NOTE 4 - INCOME TAXES

The provision (benefit) for federal income tax consists of the following for the years ended December 31:

	2003	2002

Current provision (benefit)	$4,116	$10,404
Deferred provision (benefit)	—	—

	—	—
	$4,116	$10,404

F-15

Deferred income taxes consist of the following at December 31:

	2003	2002

Short-term:
Deferred tax liabilities	$—	$—

Long-term:
Deferred tax liability	—	4,116
Valuation allowance	—	—

	—	—
	$—	$4,116

TelePlus had taxable income (loss) of approximately $(700,000) and $44,000 for 2003 and 2002, respectively. TelePlus has net operating losses carry-forwards of approximately $700,000 which will expire in the year 2023, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

TelePlus paid management fees of $24,778 and $38,661 to an entity owned by the majority shareholder for 2003 and 2002, respectively.

NOTE 6 - COMMON STOCK

In November 2003, TelePlus issued 750,000 shares of common stock for proceeds of $750,000 or $1.00 per share. In connection with the proceeds, TelePlus issued 60,000 shares of common stock and paid $74,162 in expenses.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Proposed Tax Assessment

TelePlus is involved in proceedings with the Minister of Revenue of Quebec (“MRQ”). The MRQ has proposed an assessment for the Goods and Services Tax (“GST”) and Quebec Sales Tax (“QST”), of approximately $471,000. The proposed tax assessment is for $265,000 for QST and $346,000 for GST. TelePlus believes that certain deductions initially disallowed by the MRQ for the QST are deductible and is in the process of compiling the deductions to present to the MRQ. TelePlus also believes that export sales to the United States of America are exempt from the GST. In accordance with SFAS No. 5, “Accounting for Contingencies,” TelePlus makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. No provision for this matter has been accrued. TelePlus reviews the se provisions at least quarterly and adjusts these provisions to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Dealing with taxing authorities is inherently unpredictable. However, TelePlus believes that it has valid defenses with respect to the proposed tax assessment pending against it. Nevertheless, it is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

TelePlus intends to vigorously defend this proposed assessment and other lawsuits and claims against us. However, we cannot predict the outcome of this assessment. An adverse resolution of the assessment could have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company’s management does not expect that the results in any of these legal proceedings will have an adverse affect on the Company’s financial condition or results of operations.

Operating Leases

TelePlus has several non-cancelable operating leases, primarily for office space and storage that expire through December 31, 2007. These leases require TelePlus to pay all operating costs such as maintenance and insurance. Rental expense for the operating leases for the years ended December 31, 2003 and 2002 was $657,132 and $376,566, respectively.

F-16

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2003 are:

December 31,	Amount

2004	$677,727
2005	614,159
2006	409,424
2007	184,481
2008	35,996

$1,921,787

NOTE 8 - CONCENTRATIONS OF CREDIT RISK

As of December 31, 2003, amounts due from two customers amounted to 70% of total trade accounts receivable.

One customer accounted for 19% of total revenues for 2003 and two customers accounted for 39% and 47% of total revenues for 2002.

NOTE 9 - SUBSEQUENT EVENTS

Common Stock

In 2004, Teleplus received a $1,000,000 commitment to purchase 1,000,000 shares of common stock of which $500,000 has been received as of June 30, 2004. As of August 23, 2004 500,000 shares of common stock have been issued.

In 2004, Teleplus acquired Smart Cell, Ltd., a British Columbia, a Canadian corporation for $47,000 in cash and 285,000 shares of common stock and 240,000 shares of common stock to be issued on the next year.

In 2004, Teleplus sold 57,000 in connection with a private placement memorandum for $0.10 per share.

Acquisition

In May 2004, Teleplus acquired all of the outstanding stock of Smart Cell, Ltd. The acquisition adds 5 Western Canadian retail locations and gives Teleplus the ability to continue its expansion in western Canada. These factors contribute to a purchase price in excess of the fair value of Smart Cell, Ltd.’s net assets, and as a result, Teleplus has recorded goodwill in connection with this transaction. The total purchase price is approximately $420,000.

The preliminary allocation to the assets acquired assumed based on the estimated fair values was as follows:

Inventory	$42,047
Furniture and fixtures	65,628
Goodwill	312,075

$419,750

Based on a preliminary estimate, no amount has been allocated to other intangible assets and development, and $312,075 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment, at least annually. Any change in the fair value of the net assets of Smart Cell, Ltd. will change the amount of the purchase price allocable to goodwill.

The results of operations of Smart Cell, Ltd. have been included in Teleplus’ consolidated statements of operations since the completion of the acquisition in May 2004. Results of operations for Smart Cell, Ltd. for periods prior to the acquisition were not material to Teleplus and accordingly pro forma results of operations have not been presented.

F-17

Employment Agreement

In June 2004, Teleplus entered into an employment agreement with its Chief Executive Officer and Chairman of the Board for annual compensation of $200,000 from June 1, 2004 through November 30, 2008. In connection with the employment agreement, Teleplus will also issue the following options: 1,500,000 options with an exercise price of $0.65 that vest 6 months from the date of issuance; 2,000,000 options with an exercise price of $0.70 that vest June 1, 2005; and 2,500,000 options with an exercise price of $0.80 that vest June 1, 2006. The options have a life of 2 years.

Financing

On July 12, 2004, Teleplus secured $11,000,000 in financing from Cornell Capital Partners LP. The terms of the transaction call for TelePlus to receive initial funding in the amount of $1,000,000 payable in three (3) installments: $450,000 payable on closing, $400,000 payable upon filing of a registration statement and the balance of $150,000 payable upon the registration statement becoming effective. As part of the transaction the Company also secured $10,000,000 under a Standby Equity Agreement. Teleplus can draw the funds under the Standby Equity Agreement over a 24 month period based on Teleplus' funding requirements subject to an effective registration with the SEC. The proceeds will be used to finance existing and future acquisitions, capital expenditures, increases in inventory and for general working purposes. At July 16, 2004, Teleplus received the first installment of $450 ,000. Agreements pertaining to the financing arrangement will be filed as exhibits to the registration statement once filed. In connection with the Standby Equity Agreement Teleplus issued 258,098 shares of common stock as financing costs.

Teleplus may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $10,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $350,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. Teleplus’ ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

F-18

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about TelePlus Enterprises, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

-----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:		----------------------
PROSPECTUS
☐	except the common stock offered by this prospectus;	---------------------

☐	in any jurisdiction in which the offer or solicitation is not authorized;

☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;	17,400,955 Shares of Common Stock

☐	to any person to whom it is unlawful to make the offer or solicitation; or	TELEPLUS ENTERPRISES, INC.

☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:		August ___, 2004

☐	there have been no changes in the affairs of TelePlus after the date of this prospectus; or

☐	the information contained in this prospectus is correct after the date of this prospectus.

-----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of TelePlus. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of TelePlus pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,609.09
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$15,890.91

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

In January, 2001, a total of 19,000,000 shares of Common Stock were issued to a total of 28 investors in exchange for $40,000 (or $.05 per share) pursuant to an exemption from registration provided by Rule 504 of Regulation D, promulgated under the Securities Act of 1933, as amended. The offering was registered, qualified and approved for sale to the public by the Nevada Secretary of State Securities Division in June 2000. All of these shares were sold by the registered agent of the Issuer in the State of Nevada to friends, family members, acquaintances and/or business associates of the President at the time.

On October 10, 2003, we issued 17,600,000 shares of common stock to Visioneer Holdings Group, Inc. pursuant to an asset purchase agreement with 3577996 Canada, a company in which Visioneer Holdings Group was a majority shareholder. The shares were issued for the aggregate purchase price of $17,600.

On October 10, 2003, we issued 1,235,000 shares of common stock to TransCalling Communications, Inc., pursuant to an asset purchase agreement with 3577996 Canada, a company in which TransCalling Communications, Inc was a shareholder. The shares were issued for the aggregate purchase price of $1,235.

On October 10, 2003, we issued 1,235,000 shares of common stock to Nicholas Shamy., pursuant to an asset purchase agreement with 3577996 Canada, a company in which Mr. Shamy was a shareholder. The shares were issued for the aggregate purchase price of $665.

On November 24, 2003, we sold an aggregate of 750,000 restricted shares of our common stock for an aggregate of $75,000 in a private placement transaction with three entities that are not affiliated with us.

In January 2004, we issued 10,000 shares of common stock, $.001 par value per share to an unaffiliated entity in consideration for $10,000.

II-1

In February 2004, we issued 25,000 shares of common stock, $.001 par value per share to an unaffiliated entity in consideration for $25,000.

In April 2004, we issued 500,000 shares of common stock, $.001 par value per share to an unaffiliated entity in exchange for $500,000.

On May 14, 2004, we issued 285,000 shares to the 5 shareholders of Smart Cell following the acquisition by TelePlus of 100% of the issued and outstanding shares of SmartCell. Please refer to 8k filed the 20th of May 04 for further details on the transaction.

On May 18, 2004 we sold 57,000 shares of our common stock for $0.10 per share in connection with a private placement.

Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding TelePlus so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in TelePlus’ securities.

Index to Exhibits

EXHIBIT NO.	DESCRIPTION	LOCATION
2.1	Memorandum of Agreement	Incorporated by reference to the Company’s Form 8-K filed October 1, 2003

3.(i).1	Articles of Amendment to the Articles of Incorporation	Incorporated by reference to the Company’s Form 8-K filed on October 22, 2003 as Exhibit 15.2

3.(i).2	Certificate of Correction to Articles of Incorporation	Incorporated by reference to the Company’s Form 10-QSB filed on November 14, 2003 as Exhibit 3.18

3.(i).3	Articles of Incorporation	Incorporated by reference to the Company’s Form 10-SB12G filed on February 13, 2002 as Exhibit 3(i)

3.(i).4	Articles of Amendment to Articles of Incorporation	Incorporated by reference to the Company’s Form 10-SB12G filed on February 13, 2002 as Exhibit 3(i)

3.(ii).1	By-Laws	Incorporated by reference to the Company’s Form 10-SB12G filed on February 13, 2002 as Exhibit 3(i)

5.1	Opinion from Law Offices of Michael E. Kulwin	Incorporated by reference to Exhibit 5.1 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.1	Subscription Agreement for 7,600,000 shares of common stock of HerbalOrganics.com	Incorporated by reference to the Company’s Form 8-K filed on October 14, 2003

II-2

EXHIBIT NO.	DESCRIPTION	LOCATION

10.2	Subscription Agreement for 1,235,000 shares of common stock of HerbalOrganics.com	Incorporated by reference to the Company’s Form 8-K filed on October 14, 2003

10.3	Subscription Agreement for 665,000 shares of common stock of HerbalOrganics.com	Incorporated by reference to the Company’s Form 8-K filed on October 14, 2003

10.4	Stock Purchase Agreement with Smart Cell, Ltd.	Incorporated by reference to the Company’s Form 8-K filed on May 20, 2004

10.5	Lease Agreement for Retail Stores	Incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.6	Standby Equity Distribution Agreement dated June 25, 2004 with Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.7	Registration Rights Agreement dated June 25, 2004 with Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.8	Escrow Agreement dated June 25, 2004 with Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.9	Placement Agent Agreement dated June 25, 2004 with Cornell Capital Partners, LP and Newbridge Securities Corporation	Incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.10	Securities Purchase Agreement dated June 25, 2004 with Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.11	Secured Convertible Debenture dated June 25, 2004	Incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.12	Investor Registration Rights Agreement dated June 25, 2004 with Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.13	Security Agreement dated June 25, 2004 with Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.14	Escrow Agreement with Butler Gonzalez, LLP dated June 25, 2004	Incorporated by reference to Exhibit 10.14 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.15	License Agreement with Wal-Mart Corp.	Incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

10.16	Stock Purchase Agreement with CELLZ, Inc.	Incorporated by reference to the Company’s Form 8-K filed on August 16, 2004

16.1	Letter from Clyde Bailey, PC Independent Auditors	Incorporated by reference to the Company’s Form 8-K filed on October 24, 2003 as Exhibit 15.2

16.2	Letter from Mark Bailey & Co. Independent Auditors	Incorporated by reference to the Company’s Form 8-K filed on March 31, 2003 as Exhibit 99

23.1	Consent of Law Offices of Michael E. Kulwin	Incorporated by reference to Exhibit 5.1

23.2	Consent of Lopez, Blevins, Bork & Associates, LLP	Incorporated by reference to Exhibit 23.2 to the Company's Registration Statement on Form SB-2 filed with the SEC on August 26, 2004

II-3

Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)    Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum agg regate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    Include any additional or changed material information on the plan of distribution;

(2)    That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on August 25, 2004.

TELEPLUS ENTERPRISE, INC.

Date: September 22, 2004	By:	/s/ Marius Silvasan

Name: Marius Silvasan Title: Chief Executive Officer and Chairman

Date: September 22, 2004	By:	/s/ Robert Krebs

Name: Robert Krebs Title: Chief Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marius Silvasan his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substi tute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Marius Silvasan
September 22, 2004
Marius Silvasan	Chief Executive Officer and Chairman of the Board of Directors

/s/ Robert B. Krebs
	Chief Financial Officer (Principal Accounting	September 22, 2004
Robert B. Krebs	Officer) and Director

/s/ Michael L. Karpheden
	Director	September 22, 2004
Michael L. Karpheden

/s/ Hakan Wretsell
	Director	September 22, 2004
Hakan Wretsell

 II-5